Registration No. 333-218604-02

Dated August 27, 2018

 Securities Act of 1933, Rule 424(b)(2)

UNDERLYING SUPPLEMENT TO THE PROSPECTUS SUPPLEMENT DATED JUNE 30, 2017
AND PROSPECTUS DATED JUNE 30, 2017

Credit Suisse AG

Medium-Term Notes

Underlying Supplement for

the Credit Suisse RavenPack AIS Balanced 5% ER Index

the Credit Suisse RavenPack Artificial Intelligence Sentiment Index

the Credit Suisse 10-Year U.S. Treasury Note Futures Index

the Credit Suisse 2-Year U.S. Treasury Note Futures Index

As part of our Medium-Term Notes program, Credit Suisse AG (“Credit Suisse”) from time to time may offer certain securities (the “securities”), linked to the performance of the Credit Suisse RavenPack AIS Balanced 5% ER Index, the Credit Suisse RavenPack Artificial Intelligence Sentiment Index, the Credit Suisse 10-Year U.S. Treasury Note Futures Index and the Credit Suisse 2-Year U.S. Treasury Note Futures Index. This prospectus supplement, which we refer to as an “underlying supplement,” describes each of these indices. The specific terms of each security offered will be described in the applicable pricing supplement and product supplement.

You should read this underlying supplement, the related prospectus and the related prospectus supplement both dated June 30, 2017, the applicable product supplement and pricing supplement, and any applicable free writing prospectus (each, an “offering document”) carefully before you invest. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein (or with those described in the prospectus, prospectus supplement, any applicable product supplement or any applicable free writing prospectus), the terms described in the applicable pricing supplement will control.

The offering documents contain important risks and explanations relevant to the securities. For example, the title artificial intelligence does not imply any form of actual intelligence, learning or comprehension. Similarly, the title balanced does not imply any risk adjusted diversified asset class allocation or actual balance among asset classes. Please refer to the “Selected Risk Considerations” section beginning on page 2, the “Risk Factors” section in the accompanying product supplement, the “Selected Risk Considerations” section in the applicable pricing supplement, “Foreign Currency Risks” on page 43 of the accompanying prospectus and the risk factors we describe in the most recent combined Annual Report on Form 20-F of Credit Suisse Group AG and Credit Suisse AG incorporated by reference herein for risks related to an investment in the securities, as applicable.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this underlying supplement or any other offering document to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse

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The date of this underlying supplement is August 27, 2018.

table of contents

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THE SECURITIES	1
INDEX NAMES	1
SELECTED RISK CONSIDERATIONS	2
THE CREDIT SUISSE RAVENPACK AIS BALANCED 5% ER INDEX	15
THE CREDIT SUISSE RAVENPACK ARTIFICIAL INTELLIGENCE SENTIMENT INDEX	29
THE FIXED INCOME INDICES	52

THE SECURITIES

We are responsible for the information contained and incorporated by reference in this underlying supplement. As of the date of this underlying supplement, we have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document or other offering documents is accurate as of any date other than the date on the front of this document.

We are offering securities for sale in those jurisdictions in the United States where it is lawful to make such offers. The distribution of the offering documents and the offering of securities in some jurisdictions may be restricted by law. If you possess the offering documents, you should find out about and observe these restrictions. The offering documents are not an offer to sell the securities and are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom such offer or sale is not permitted. We refer you to the “Underwriting (Conflicts of Interest)” section of the applicable product supplement and the “Supplemental Plan of Distribution (Conflicts of Interest)” section of the applicable pricing supplement for additional information. If the terms described in the applicable pricing supplement are different or inconsistent with those described herein, the terms described in the applicable pricing supplement will control.

In the offering documents, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Credit Suisse and its consolidated subsidiaries, and references to “dollars” and “$” are to U.S. dollars.

INDEX NAMES

As used in this underlying supplement, we use the following defined terms for the following indices:

•	The “Credit Suisse RavenPack AIS Balanced Index” means the Credit Suisse RavenPack AIS Balanced 5% ER Index.

•	The “Credit Suisse RavenPack AIS Index” means the Credit Suisse RavenPack Artificial Intelligence Sentiment Index.

•	The “Equity Index” means the excess return version of the Credit Suisse RavenPack AIS Index.

•	The “10Y Fixed Income Index” means the Credit Suisse 10-Year U.S. Treasury Note Futures Index.

•	The “2Y Fixed Income Index” means the Credit Suisse 2-Year U.S. Treasury Note Futures Index.

•	The “Fixed Income Indices” means the 10Y Fixed Income Index and the 2Y Fixed Income Index.

•	The “Component Indices” means the Equity Index and the Fixed Income Indices.

SELECTED RISK CONSIDERATIONS

The following describes significant risks relating to the indices. We urge you to read the following information about these risks, together with the other information in the offering documents before investing in any securities related to the indices.

Selected Risk Factors Related to the Credit Suisse RavenPack AIS Balanced Index

The Credit Suisse RavenPack AIS Balanced Index is exposed to the Component Indices and thus the risks associated with the Component Indices. You should read the information set forth below concerning the Component Indices. Additionally, the Credit Suisse RavenPack AIS Balanced Index has its own index methodology that will affect the return on the securities. You should understand how the Credit Suisse RavenPack AIS Balanced Index is calculated, including the following risks related to the Credit Suisse RavenPack AIS Balanced Index.

The Credit Suisse RavenPack AIS Balanced Index Does Not Attempt to Achieve a Broad or “Balanced” Asset Class Diversification

The Credit Suisse RavenPack AIS Balanced Index is designed to provide exposure to a hypothetical “balanced” portfolio (consisting of the Equity Index and a momentum strategy-driven allocation of the Fixed Income Indices), while targeting a realized daily volatility of 5%. By “balanced” we mean the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio may, under certain circumstances, include both equity exposure and fixed income exposure. “Balanced” is not meant to imply broad or balanced diversification across asset classes leading to risk mitigation because the Credit Suisse RavenPack AIS Balanced Index does not attempt to achieve a broad asset class diversification, and in some instances may have only equity exposure. You should not invest in securities that track the Credit Suisse RavenPack AIS Balanced Index if you are seeking asset class diversification of any kind.

The Credit Suisse RavenPack AIS Balanced Index Has Limited History and May Perform in Unexpected Ways

The Credit Suisse RavenPack AIS Balanced Index was launched on October 6, 2017. Therefore, the Credit Suisse RavenPack AIS Balanced Index has a limited performance history. Because the Credit Suisse RavenPack AIS Balanced Index is of recent origin with limited performance history, an investment linked to the Credit Suisse RavenPack AIS Balanced Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance through various economic and market conditions would have provided greater and more reliable information based on which an investor can assess the validity of the Credit Suisse RavenPack AIS Balanced Index’s investment thesis and index methodology. A longer history of actual performance would also have made the Credit Suisse RavenPack AIS Balanced Index more widely accepted in the market, and, consequently, less likely for the Index Sponsor to amend the Credit Suisse RavenPack AIS Balanced Index. However, any historical performance of the Credit Suisse RavenPack AIS Balanced Index is not an indication of how the Credit Suisse RavenPack AIS Balanced Index will perform in the future.

The Index Fee Will Adversely Affect Index Performance

An index fee of 0.50% per annum is deducted in the calculation of the Credit Suisse RavenPack AIS Balanced Index. The index fee will place a drag on the performance of the Credit Suisse RavenPack AIS Balanced Index, offsetting any appreciation of its portfolio, exacerbating any depreciation of its portfolio and causing the level of the Credit Suisse RavenPack AIS Balanced Index to decline steadily if the value of its portfolio remains relatively constant. The Credit Suisse RavenPack AIS Balanced Index will not participate in any appreciation of its portfolio unless it is sufficiently great to offset the negative effects of the index fee, and then only to the extent that the favorable performance of its portfolio is greater than the index fee (and subject to the volatility-targeting feature). As a result of this deduction, the level of the Credit Suisse RavenPack AIS Balanced Index may decline even if its portfolio appreciates.

The Credit Suisse RavenPack AIS Balanced Index May Fail to Maintain Its Volatility Target and May Experience Large Declines as a Result

The Credit Suisse RavenPack AIS Balanced Index adjusts its exposure to the portfolio of Component Indices as often as each Index Calculation Day in an attempt to maintain a target realized volatility of 5%. If the volatility of the portfolio of Component Indices increases, the Credit Suisse RavenPack AIS Balanced Index will reduce its exposure to the portfolio of Component Indices to the extent necessary to maintain a target realized volatility of 5%. However, because this exposure adjustment is backward-looking based on realized volatility over a prior period, because past volatility may not be predictive of future volatility and because there is a time lag between when volatility occurs and when the Credit Suisse RavenPack AIS Balanced Index rebalances its portfolio, there may be a time lag before a sudden increase in the volatility of the portfolio of Component Indices is sufficiently reflected in the exposure to the portfolio of Component Indices to result in a meaningful reduction in realized volatility. In the meantime, the Credit Suisse RavenPack AIS Balanced Index may experience significantly more than 5% volatility and, if the increase in volatility is accompanied by a decline in the value of the portfolio of Component Indices, the Credit Suisse RavenPack AIS Balanced Index may incur significant losses.

Furthermore, because the notional exposure to the portfolio cannot exceed 150% on each Index Calculation Day, the Credit Suisse RavenPack AIS Balanced Index may not be able to achieve or maintain the target volatility of 5%. If the realized volatility of the portfolio is less than 3.33%, the Credit Suisse RavenPack AIS Balanced Index will not achieve its target volatility of 5% even with 150% exposure to the portfolio.

The Volatility-Targeting Feature May Cause the Credit Suisse RavenPack AIS Balanced Index to Perform Poorly in Temporary Market Crashes

A temporary market crash is an event in which the volatility of the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio spikes suddenly and the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio declines sharply in value over a short period of time, but the decline is short-lived and the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio soon recovers its losses. In this circumstance, although the value of the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio after the recovery may return to its value before the crash, the level of the Credit Suisse RavenPack AIS Balanced Index may not fully recover its losses. This is because of the time lag that results from using historical realized volatility as the basis for the Credit Suisse RavenPack AIS Balanced Index’s volatility-targeting feature. Because of the time lag, the Credit Suisse RavenPack AIS Balanced Index may not meaningfully reduce its exposure to the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio until the crash has already occurred, and by the time the reduced exposure does take effect, the recovery may have already begun. For example, if the Credit Suisse RavenPack AIS Balanced Index has 50% exposure to the decline in the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio, and then reduces its exposure so that it has only 20% exposure to the recovery, the Credit Suisse RavenPack AIS Balanced Index will end up significantly lower after the crash and recovery than it was before the crash.

The Credit Suisse RavenPack AIS Balanced Index’s Volatility Target Is Arbitrary

Realized volatility is an historical measure of volatility and does not reflect volatility going forward. Realized volatility is not the same as implied volatility, which is an estimation of future volatility and may better reflect market volatility expectation. The Credit Suisse RavenPack AIS Balanced Index’s target realized volatility of 5% is one of many volatility targets that Credit Suisse could have selected and may not be the optimal target volatility for the Credit Suisse RavenPack AIS Balanced Index.

There are measurements that the Credit Suisse RavenPack AIS Balanced Index will deem to be meaningful to the index methodology that would not be deemed meaningful if a different volatility target were chosen. Alternatively, the Credit Suisse RavenPack AIS Balanced Index may be overly restrictive and treat as not meaningful changes in volatility that in fact contain meaningful information. Any fixed rule for measuring the volatility of the Credit Suisse RavenPack AIS Balanced Index will necessarily be a blunt tool and, accordingly, may have a high rate of inaccuracy. The particular ways in which the Credit Suisse RavenPack AIS Balanced Index operates may produce a lower return than other rules that could have been adopted for the volatility target. Thus, target realized volatility of 5% may not be the best measure for controlling the volatility of the Credit Suisse RavenPack AIS Balanced Index. Even if the Credit Suisse RavenPack AIS Balanced Index maintains its volatility target, the Credit Suisse RavenPack AIS Balanced Index may still incur significant losses.

The Credit Suisse RavenPack AIS Balanced Index’s Decay Factors Are Arbitrary

The Credit Suisse RavenPack AIS Balanced Index calculates two exponential moving averages of the variance of the Credit Suisse RavenPack AIS Index using a decay factor of 0.93 or 0.97. Approximately 99% of the weight included in an exponential moving average is derived (i) from the previous 64 trading days if the decay factor is 0.93 and (ii) from the previous 152 trading days if the decay factor is 0.97. However, these two decay factors were chosen arbitrarily by Credit Suisse out of many decay factors that Credit Suisse could have selected, and may not be the optimal decay factors to use for the Credit Suisse RavenPack AIS Balanced Index. The Credit Suisse RavenPack AIS Balanced Index may perform worse than if Credit Suisse had chosen different decay factors.

Calculating the Preliminary Weight of the Equity Index in the Credit Suisse RavenPack AIS Balanced Index’s Portfolio Based on the Arithmetic Average of the Short-Term and Long-Term Realized Volatilities of the Credit Suisse RavenPack AIS Index Is Arbitrary

We refer to the realized volatility (the square root of the applicable variance) calculated using the decay factor of 0.93 as the “short-term realized volatility” and the realized volatility calculated using the decay factor of 0.97 as the “long-term realized volatility,” calculated on an annualized basis. In calculating the preliminary weight of the Equity Index in the Credit Suisse RavenPack AIS Balanced Index’s portfolio, the Credit Suisse RavenPack AIS Balanced Index uses the average of these two different methods to calculate the historical realized volatility of the Credit Suisse RavenPack AIS Index to average out the risk that the long-term realized volatility is meaningfully different from the short-term realized volatility. For the purpose of determining the asset allocation of the portfolio, the historical realized volatility of the Credit Suisse RavenPack AIS Index on each day is equal to the arithmetic average of the short-term and long-term realized volatilities of the Credit Suisse RavenPack AIS Index on such day. However, this averaging of short-term realized volatility and long-term realized volatility is arbitrary and may dampen or heighten the calculated realized volatility of the Credit Suisse RavenPack AIS Index compared to other methods of calculating volatility such as implied volatility, which is an estimation of future volatility and may better reflect market volatility expectation.

There are measurements that the Credit Suisse RavenPack AIS Balanced Index will deem to be meaningful to the index methodology that would not be deemed meaningful if the Credit Suisse RavenPack AIS Balanced Index used a different method of calculating volatility. Alternatively, the Credit Suisse RavenPack AIS Balanced Index may be overly restrictive and treat as meaningful changes in volatility that in fact contain meaningful information. In this latter case, the Credit Suisse RavenPack AIS Balanced Index may retain exposure to the Equity Index after other methods would have dictated allocating exposure to the Fixed Income Indices. Any fixed rule for determining a change to the portfolio of the Credit Suisse RavenPack AIS Balanced Index will necessarily be a blunt tool and, accordingly, may have a high rate of inaccuracy. The particular ways in which the Credit Suisse RavenPack AIS Balanced Index operates may produce a lower return than other rules that could have been adopted for the identification of the volatility of the Equity Index. There is nothing inherent in the particular methodology used by the Credit Suisse RavenPack AIS Balanced Index that makes it a more or less accurate predictor of the volatility of the Equity Index. It is possible that the rules used by the Credit Suisse RavenPack AIS Balanced Index may not identify the volatility of the Equity Index as effectively as other rules that might have been adopted, or at all.

The Volatility-Targeting Feature Could Cause the Credit Suisse RavenPack AIS Balanced Index to Significantly Underperform Its Portfolio in Rising Equity Markets

The performance of the Credit Suisse RavenPack AIS Balanced Index will be based on the performance of the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio, but only to the extent that the Credit Suisse RavenPack AIS Balanced Index has exposure to the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio. The Credit Suisse RavenPack AIS Balanced Index will have less than 100% exposure to the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio at any time when realized volatility of the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio is greater than the Credit Suisse RavenPack AIS Balanced Index’s volatility target of 5%. An exposure of less than 100% would mean that the Credit Suisse RavenPack AIS Balanced Index will participate in less than the full performance of the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio, and the difference between 100% and that exposure would be hypothetically allocated to non-remunerating cash, on which no interest or other return will accrue. For example, if the realized volatility of the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio 10%, then the Credit Suisse RavenPack AIS Balanced Index would have 50% exposure to the performance of the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio (the 5% volatility target divided by the 10% realized volatility). An exposure of 50% would mean that the Credit Suisse RavenPack AIS Balanced Index would participate in only 50% of the performance of the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio. In this example, if the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio were to appreciate by 2%, the Credit Suisse RavenPack AIS Balanced Index would only appreciate by 1% (which is 50% of 2%), minus the index fee. This limited exposure to the performance of the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio means that the Credit Suisse RavenPack AIS Balanced Index is likely to underperform the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio in rising equity markets. The index fee will exacerbate this underperformance.

A Significant Portion of the Credit Suisse RavenPack AIS Balanced Index May Be Hypothetically Allocated to Non-remunerating Cash, Which May Dampen Returns

At any time when the Credit Suisse RavenPack AIS Balanced Index has less than 100% exposure to the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio, a portion of the Credit Suisse RavenPack AIS Balanced Index (corresponding to the difference between the exposure to the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio and 100%) will be hypothetically allocated to non-remunerating cash and will not accrue any interest or other return. In the example in the previous risk factor, where the Credit Suisse RavenPack AIS Balanced Index has 50% exposure to the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio, the remaining 50% of the Credit Suisse RavenPack AIS Balanced Index would be hypothetically allocated to non-remunerating cash. A significant hypothetical allocation to cash will significantly reduce the Credit Suisse RavenPack AIS Balanced Index’s potential for gains. In addition, the index fee will be deducted from the entire Credit Suisse RavenPack AIS Balanced Index, including the portion hypothetically allocated to non-remunerating cash. As a result, after taking into account the deduction of the index fee, any portion of the Credit Suisse RavenPack AIS Balanced Index that is hypothetically allocated to non-remunerating cash will experience a net decline at a rate equal to the index fee.

The Credit Suisse RavenPack AIS Balanced Index Is Exposed to Risks Related to the Component Indices

The Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio may include exposure to both the Credit Suisse RavenPack AIS Index and the Fixed Income Indices. The Credit Suisse RavenPack AIS Balanced Index’s performance will be directly affected by the performance of the Component Indices and the risks related to the Component Indices.

The Credit Suisse RavenPack AIS Balanced Index’s Allocation Methodology May Not Be Successful If the Equity Component and the Fixed Income Components Decline at the Same Time

The Credit Suisse RavenPack AIS Balanced Index’s allocation methodology is premised on the Equity Index and the Fixed Income Indices being either uncorrelated or inversely correlated. The thesis underlying the Credit Suisse RavenPack AIS Balanced Index’s allocation methodology is that, if the Credit Suisse RavenPack AIS Balanced Index determines that the Equity Index is likely to decline, the Credit Suisse RavenPack AIS Balanced Index may avoid losses and even potentially generate positive returns by allocating exposure to the Fixed Income Indices instead of the Equity Index. If, however, the Fixed Income Indices also decline, then the Credit Suisse RavenPack AIS Balanced Index will decline regardless of whether its exposure is allocated to the Equity Index or the Fixed Income Indices. It is also possible that the Fixed Income Indices decline at a greater rate than the Equity Index. If the Equity Index and the Fixed Income Indices tend to decline at the same time—in other words, if they prove to be positively correlated—the Credit Suisse RavenPack AIS Balanced Index’s allocation methodology will not be successful, and the Credit Suisse RavenPack AIS Balanced Index may experience significant declines.

The Credit Suisse RavenPack AIS Balanced Index May Have Significant Exposure to the Fixed Income Indices, Which Have Limited Return Potential and Significant Downside Potential, Particularly in Times of Rising Interest Rates

The Fixed Income Indices offer only limited return potential, which in turn limits the return potential of the Credit Suisse RavenPack AIS Balanced Index. The U.S. Treasury note futures contracts included in the Fixed Income Indices track the value of futures contracts on U.S. Treasury notes, which may be subject to significant fluctuations and declines. In particular, the value of a futures contract on a U.S. Treasury note is likely to decline if there is a general rise in interest rates. To the extent the Credit Suisse RavenPack AIS Balanced Index is allocated to the Fixed Income Indices, you could suffer a loss in such market conditions.

The ten-year U.S. Treasury note futures contracts may perform negatively from time to time. The Credit Suisse RavenPack AIS Balanced Index uses a “Risk Signal” to capture the presence of a downward trend in the performance of the 10Y Fixed Income Index. If the Risk Signal is off, the Credit Suisse RavenPack AIS Balanced Index will allocate all of the Fixed Income Exposure (as defined herein) to the 10Y Fixed Income Index. The Risk Signal is turned on if the performance of the 10Y Fixed Income Index over the previous ten Index Calculation Days (as defined herein) is lower than its historical moving average, indicating that the risk of future negative performance in ten-year U.S. Treasury note futures contracts is rising. In this scenario, the Credit Suisse RavenPack AIS Balanced Index will allocate half of the Fixed Income Exposure to the 10Y Fixed Income Index and the remaining half to the 2Y Fixed Income Index, which generally has a lower volatility than the 10Y Fixed Income Index. However, if both Fixed Income Indices perform negatively, this allocation strategy may adversely affect the performance of the Credit Suisse RavenPack AIS Balanced Index. Additionally, the 2Y Fixed Income Index may perform worse than the 10Y Fixed Income Index in certain market conditions (e.g., at a time of negative interest rates); in these conditions, the Credit Suisse RavenPack AIS Balanced Index may perform worse than if the Fixed Income Exposure was only allocated to the 10Y Fixed Income Index.

Selected Risk Factors Related to the Credit Suisse RavenPack AIS Index

The Credit Suisse RavenPack AIS Index is a Component Index of the Credit Suisse RavenPack AIS Balanced Index. However, the Credit Suisse RavenPack AIS Balanced Index has its own index methodology. You should understand how the Credit Suisse RavenPack AIS Index is calculated, including the following risks related to the Credit Suisse RavenPack AIS Index.

The Credit Suisse RavenPack AIS Index Is Called “Artificial Intelligence” Only in the Limited Sense that It Is Based on a Static Algorithm

RavenPack has developed an algorithm, licensed by CSI for use by the Credit Suisse RavenPack AIS Index, that is designed to assign scores to news items that discuss companies (the “RPNA Algorithm”). Because the RPNA Algorithm does not aim to comprehend news items, it cannot necessarily predict human or the market classification or sentiment of a particular news item. For example, the RPNA Algorithm might not process enthusiasm, nuance, sarcasm, satire or other types of writing that a human could understand. The RPNA Algorithm also does not learn from news items it processes or adapt to its environment and, as a static algorithm, will continue to use the same mathematical rules to process news items, even as news develops over time. The RPNA Algorithm is called “artificial intelligence” only in the limited sense that it applies static algorithmic rules to language to produce a mathematical result that might indicate relevance, novelty or a given sentiment about a company. You will not benefit from an algorithm that has the capability to learn, grow or adapt to new information.

RavenPack Exercised Discretion in Developing the RPNA Algorithm

The mathematical rules used by the RPNA Algorithm were created by RavenPack in its sole discretion. Consequently, the way the RPNA Algorithm processes news items reflects decisions RavenPack made about the RPNA Algorithm’s construction. For example, prior to assigning a news item an Event Score, the RPNA Algorithm attempts to identify the event category and event discussed in the news item by algorithmically processing words in that news item. RavenPack, in its discretion, created these event categories and events and designed the methods by which different default Event Scores were applied to each event. A news item’s Event Score is based on the event assigned to it by the RPNA Algorithm and how the specific words within that news item alters the default Event Score.

RavenPack created 27 events relating to revenues and 65 events relating to earnings, and assigned default Event Scores to each event in one of two ways. First, RavenPack included some events in surveys given to Event Assessors (the “Survey Events”) and then used the survey results to assign default Event Scores to the Survey Events. Second, because RavenPack regarded each remaining event (the “Non-Survey Events”) as similar a Survey Event (regardless of whether that Survey Event was included in the “REVENUES” or “EARNINGS” event categories), RavenPack used its discretion to model each Non-Survey Event to have the same default Event Score as the relevant Survey Event and assigned the Non-Survey Event the same default Event Score as that Survey Event. As a result, certain Non-Survey Events in the “REVENUES” and “EARNINGS” event categories are treated by the RPNA Algorithm as identical to Survey Events both within and outside of the “REVENUES” and “EARNINGS” event categories.

This approach to categorization, which forms the framework under which the RPNA Algorithm produces Event Scores, may not yield the same result as human or the market categorization of a particular event. For example, RavenPack assigned the event “same-store-sales” the same default Event Score as the event “revenues.” However, when evaluating a particular company, news about same store sales may be more significant than news about revenues (e.g., changes in revenue as a result of an acquisition may not be as significant as changes in same store sales).

The rules RavenPack created for the RPNA Algorithm may not be the optimal rules for determining the sentiment of news items. Discretionary judgments by RavenPack in the development of the RPNA Algorithm, of which the foregoing are only examples thereof, may cause the RPNA Algorithm to overestimate, underestimate or misjudge the impact of news items on the performance of a Component Stock, which may adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

The Event Assessors Had Limited Expertise

The Event Scores assigned to new items are based in part on surveys completed by the Event Assessors, who were selected by RavenPack to give opinions based on RavenPack’s view of their expertise in finance and/or economics. The Event Assessors might not have expertise in other industries that may relate to news items, such as biomedicine, engineering or technology. As a result, the Event Assessors may have lacked the requisite expertise or foresight to accurately judge the impact of events on the performance of Component Stocks in specialized industries, which may be reflected in the RPNA Algorithm’s treatment of news items. The Event Assessors may also not have been diverse and may have shared similar professional backgrounds, which may have caused them to be biased in how they interpret events. The biases and limitations present in the data provided by the Event Assessors may cause the RPNA Algorithm to overestimate, underestimate or misjudge the impact of news items on the performance of a Component Stock, which may adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

News Items Used to Calculate the Credit Suisse RavenPack AIS Index May Be Incomplete, Biased or Inaccurate

The Credit Suisse RavenPack AIS Index and related sector weightings are calculated based on RPNA Algorithm scores assigned to a limited number of news items. Any news items used to calculate the Credit Suisse RavenPack AIS Index and related sector weightings may contain misstatements, inaccuracies or omissions, which may be material to the performance of the relevant issuer. Furthermore, any news items used to calculate the Credit Suisse RavenPack AIS Index and related sector weightings may include derivative coverage of primary releases by corporate issuers or public agencies (in lieu of such primary releases), as well as articles written by opinion journalists, which may lack objectivity. Inaccurate or biased reporting, as well as the omission of news items produced by alternative news sources, may impact the quarterly weightings of the S&P Sector TR Indices. Any of these limitations could adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

The Scoring and Classification of News Items May Be Materially Inaccurate

The scoring and classification of news items about individual companies (or their affiliates) by the RPNA Algorithm may not accurately reflect the impact such news items have on the performance of an S&P Sector TR Index as a whole, which may adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities. Because the RPNA Algorithm does not aim to comprehend news items, it cannot necessarily predict human or the market classification or sentiment of a particular news item. The RPNA Algorithm also does not learn from news items it processes or adapt to its environment and, as a static algorithm, will continue to use the same mathematical rules to process news items, even as news develops over time.

In particular, the RPNA Algorithm may produce inaccurate results by (1) categorizing a news item within an event category that a human or the market generally would assign to a different category or (2) assigning a Relevance Score, Novelty Score or Sentiment Score to a news item that either over- or under-estimates the relevance, novelty or sentiment that a human or the market generally would associate with such news item. It is important to understand the RPNA Algorithm categorizes news items and produces Relevance Scores, Novelty Scores and Event Scores based solely on static, algorithmic rules applied to the text of news items without comprehension. We highlight below some of those risks associated with this classification and scoring system.

Misclassification of News Items

While many different types of news items may be relevant to the performance of the S&P Sector TR Indices, the Credit Suisse RavenPack AIS Index only considers news items the RPNA Algorithm has algorithmically mapped to the “REVENUES” or “EARNINGS” event categories. These event categories were created by RavenPack. The RPNA Algorithm may classify a news item to an event category that is different than what a human or the market generally would have chosen. For example, a news item discussing a particular product of a Component Stock’s issuer may be mapped as “REVENUES” because the news item might discuss how that product has historically impacted revenues. Similarly, a news item discussing how a Component Stock’s issuer exceeded earnings expectations by a wide margin may not be classified as “EARNINGS” because the news item focused on the financial restructuring of that Component Stock’s issuer’s affiliate or the market generally. Any inaccuracies or shortcomings in the manner in which the RPNA Algorithm classifies news items may adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

Inaccurate Relevance Scores, Novelty Scores and Event Scores

The RPNA Algorithm will assign each news item it processes a Relevance Score, a Novelty Score and an Event Score. The scores the RPNA Algorithm assigns to news items will impact the composition of the Credit Suisse RavenPack AIS Index. The RPNA Algorithm may over- or under-emphasize the relevance of a particular news item or its overall sentiment in a way that could be materially inaccurate relative to how the market reacts to that news item. Various algorithmic factors, such as word choice, syntax and morphology may produce counter-intuitive, inaccurate or simply wrong results, all of which may materially and adversely affect the performance of the Credit Suisse RavenPack AIS Index. By way of example only, some ways the RPNA Algorithm may produce inaccurate results include:

•	Producing Event Scores that over- or under-emphasize market sentiment because of the idiosyncratic word choice, placement or syntax in a given news item;

•	Producing materially different Event Scores for news items that the market may regard as similar (see, e.g., the examples in “The Credit Suisse RavenPack Artificial Intelligence Sentiment Index—Overview—Event Score—Examples of Event Scores”);

•	Assigning a Relevance Score of 100 based on a news item relating to a minor affiliate of a Component Stock’s issuer;

•	Failing to assign a Relevance Score of 100 where a news item reports on news that is highly relevant to a particular Component Stock’s issuer’s business or financial results; or

•	Producing Event Scores that attempt to match actual earnings or revenue figures with figures estimated by market participants.

The foregoing examples are not meant to be exhaustive. They illustrate the risks of the RPNA Algorithm applying a static, rules-based methodology as a proxy for market comprehension and sentiment. Any of the RPNA Algorithm’s shortcomings may cause the RPNA Algorithm to overestimate, underestimate or misjudge the impact of news items on the performance of an S&P Sector TR Index as a whole, which may adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

The Credit Suisse RavenPack AIS Index Is Calculated Based on Third-Party Data, Which May Become Unavailable

The Credit Suisse RavenPack AIS Index is calculated based on scores assigned to news items by the RPNA Algorithm. The RPNA Algorithm is owned and operated by RavenPack, which is not affiliated with Credit Suisse. The scores assigned to news items by the RPNA Algorithm may become temporarily unavailable due to data outages resulting from external factors or technical malfunctions in the RPNA Algorithm’s software, which may prevent the RPNA Algorithm from producing such scores in a timely manner and, thus, may prevent Credit Suisse from calculating the Credit Suisse RavenPack AIS Index as anticipated. The temporary unavailability of data produced by the RPNA Algorithm may result in Credit Suisse International postponing publication of the Credit Suisse RavenPack AIS Index or Credit Suisse International exercising its discretion, as Index Calculation Agent, to determine the level of the Credit Suisse RavenPack AIS Index, and any such postponement or exercise of discretion by the Index Calculation Agent may be adverse to your interests as a holder of the securities. Furthermore, such scores may become permanently unavailable if, for instance, the sources that publish news items used to calculate the Credit Suisse RavenPack AIS Index are discontinued or if our annual license to use data produced by the RPNA

Algorithm is not renewed, in which case the method of calculating the Credit Suisse RavenPack AIS Index could be materially altered in the Index Calculation Agent’s sole discretion and/or the calculation of the Credit Suisse RavenPack AIS Index could be suspended. Any such loss of Credit Suisse’s ability to use RPNA Algorithm scores in calculating the Credit Suisse RavenPack AIS Index, whether on a temporary or permanent basis, could adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

You Will Not Benefit from Any Updates to the RPNA Algorithm

From time to time, RavenPack may publish new versions of the RPNA Algorithm for analyzing and scoring news items, which may contain improvements or refinements to the last version of the RPNA Algorithm. However, Credit Suisse will continue to calculate and publish the Credit Suisse RavenPack AIS Index based on scoring for news items using Version 4.0 of the RPNA Algorithm, as described in this underlying supplement. Accordingly, any improvements or refinements to the RPNA Algorithm that are published after Version 4.0 will not be reflected in the Credit Suisse RavenPack AIS Index. The Credit Suisse RavenPack AIS Index will continue to be published using Version 4.0 of the RPNA Algorithm notwithstanding any subsequent updates to the RPNA Algorithm, which may adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

Use of RavenPack Data by Third Parties May Adversely Affect the Performance of the Credit Suisse RavenPack AIS Index

The scores produced by the RPNA Algorithm that are used in calculating the Credit Suisse RavenPack AIS Index, as well as the methodology for analyzing news items and producing such data, are proprietary to RavenPack and confidential. RavenPack sells rights to use RPNA Algorithm data to third parties, and Credit Suisse has no control over the actions of any such third parties. Other users of RPNA Algorithm data may initiate trades in, or in instruments linked or related to, the Component Stocks based on such data. Such trades may be executed in advance of any consequent adjustment or rebalancing of the Credit Suisse RavenPack AIS Index, and may adversely affect the performance of the Credit Suisse RavenPack AIS Index. Furthermore, the RPNA Algorithm methodology is described in this underlying supplement, which is publicly available. Any loss of confidentiality of RavenPack data or proprietary technology resulting from this public disclosure or otherwise may result in third parties executing trading strategies based on such data or similar data, which may adversely affect the performance of the Credit Suisse RavenPack AIS Index, and therefore the value of your securities.

Because of Arbitrary Methodological Rules, the Credit Suisse RavenPack AIS Index Excludes News Items that May Be Significant to the Performance of Companies in the S&P Sector TR Indices

The Credit Suisse RavenPack AIS Index is designed to maintain exposure to a hypothetical portfolio of at least four S&P Sector TR Indices. The Credit Suisse RavenPack AIS Index selects these S&P Sector TR Indices based on scores assigned to news items about companies in the S&P Sector TR Indices, as calculated by the RPNA Algorithm. However, due to arbitrary methodological rules, the news items considered by the Credit Suisse RavenPack AIS Index may not include all news items that are relevant to the performance of companies in the S&P Sector TR Indices. For example, an event that is not detected in the headline of a news item by the RPNA Algorithm will not be considered by the Credit Suisse RavenPack AIS Index, even if such event is covered in the body of such news item. The methodological limitations imposed by the Credit Suisse RavenPack AIS Index on the RPNA Algorithm exclude news items:

•	not produced by Dow Jones Newswires, The Wall Street Journal, Barron’s or MarketWatch;

•	with a Relevance Score less than 100;

•	with a Novelty Score less than 100;

•	not mapped by the RPNA Algorithm to either the “REVENUES” or “EARNINGS” event category; or

•	with a Modified EScore greater than -0.6 but below 0.6.

Any one of these rules (or combination of rules) could cause the Credit Suisse RavenPack AIS Index to fail to consider news items that the market generally considers significant to the performance of companies in the S&P Sector TR Indices. For example, the news item discussed in “The Credit Suisse RavenPack Artificial Intelligence Sentiment Index—Overview—Event Score—Examples of Event Scores” herein with the headline “MW Company Q4 revenue $20.20 bln vs. $18.11 bln; Service consensus $20.08 bln” would receive a Modified EScore of 0.02, calculated as follows: 0.02 x 51 – 1 = 0.02. Because this Modified EScore is greater than -0.6 but below 0.6, this news item should be excluded from the calculation of the Average EScore for this component stock, even if the market generally considered this news item significant to the performance of this company.

There is nothing inherent in the particular methodology used by the Credit Suisse RavenPack AIS Index that makes it a more or less accurate selector of news items that are relevant to the performance of companies in the S&P Sector TR Indices. It is possible that the rules used by the Credit Suisse RavenPack AIS Index may not identify significant news items as effectively as other rules that might have been adopted. The Credit Suisse RavenPack AIS Index will perform differently, and possibly worse, than if Credit Suisse has chosen different rules relating to the selection of news items.

The Credit Suisse RavenPack AIS Index Has Limited History and May Perform in Unexpected Ways

The Credit Suisse RavenPack AIS Index was launched on September 29, 2017. Therefore, the Credit Suisse RavenPack AIS Index has a limited performance history. Because the Credit Suisse RavenPack AIS Index is of recent origin with limited performance history, an investment linked to the Credit Suisse RavenPack AIS Index may involve a greater risk than an investment linked to one or more indices with an established record of performance. A longer history of actual performance through various economic and market conditions would have provided greater and more reliable information based on which an investor can assess the validity of the Credit Suisse RavenPack AIS Index’s investment thesis and index methodology. A longer history of actual performance would also have made the Credit Suisse RavenPack AIS Index more widely accepted in the market, and, consequently, less likely for the Index Sponsor to amend the Credit Suisse RavenPack AIS Index. However, any historical performance of the Credit Suisse RavenPack AIS Index is not an indication of how the Credit Suisse RavenPack AIS Index will perform in the future.

Selected Risk Factors Related to the Fixed Income Indices

The Fixed Income Indices are Component Indices of the Credit Suisse RavenPack AIS Balanced Index. However, the Fixed Income Indices have their own index methodology that will affect the return on the securities independently of the Credit Suisse RavenPack AIS Balanced Index. You should understand how the Fixed Income Indices are calculated, including the following risks related to the Fixed Income Indices.

The Securities Do Not Offer Direct Exposure to the Spot Prices of U.S. Treasury Notes

The Fixed Income Indices are linked to U.S. Treasury note futures contracts, not the underlying U.S. Treasury notes (nor their respective spot prices). The price of a U.S. Treasury note futures contract reflects the expected value of the underlying U.S. Treasury note upon delivery in the future, whereas the spot price of a U.S. Treasury note reflects the immediate delivery value of the U.S. Treasury note.

A variety of factors can lead to a disparity between the expected future price of an underlying asset and the spot price at a given point in time, such as expectations concerning supply and demand for the underlying asset. The price movements of a futures contract are typically correlated with the movements of the spot price of the underlying asset, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that is linked to the spot prices or current levels, as applicable, of the underlying assets upon which the U.S. Treasury note futures contracts included in the Fixed Income Indices are based.

The Level of the Fixed Income Indices May Be Calculated and Published at Different Times than the Prices of the U.S. Treasury Note Futures Contracts

The level of a Fixed Income Index may not correspond to the price of the relevant U.S. Treasury note futures contracts due to differences in timing. The prices of U.S. Treasury Note Futures Contracts may be calculated and published at times when the levels of the Fixed Income Indices are not calculated and published. Consequently, there could be market developments or other events that cause or exacerbate the difference between the price of the relevant U.S. Treasury note futures contracts and the level of the Fixed Income Indices.

Higher Future Prices of U.S. Treasury Notes Relative to Their Current Prices, or “Contango,” May Lead to a Decrease in the Level of the Fixed Income Indices and the Amount Payable on the Securities

The Fixed Income Indices are composed of index components, each of which consists of or includes futures contracts. As these futures contracts come to expiration, they are replaced by contracts that have a later expiration. For example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This is accomplished by selling the October contract and purchasing the November contract. This process is referred to as “rolling.” Excluding other considerations, if the market for these contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is lower than the price of the November contract, thereby creating a negative “carry” or “roll yield,” as the case may be. By contrast, if the market for these contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a positive “carry” or “roll yield,” as the case may be. The remaining time to expiration may also be a factor. For example, a U.S. Treasury note futures contract with a remaining term of one month may have a higher negative roll yield as compared to a futures contract with a remaining term of six months. Finally, some futures contracts may be in contango whereas other futures contracts on the same commodity may be in backwardation. Any of these circumstances could cause a decline in the level of a Fixed Income Index and therefore the value of and return on your securities.

The U.S. Treasury notes underlying the U.S. Treasury note futures contracts have at times in the past traded in contango and may do so in the future. Because carry and roll yields are considered in the calculation of the index components and the Fixed Income Indices, the presence of contango in the futures markets could result in negative “carry” or “roll yields,” as the case may be, which could adversely affect the level of the index components to which the Fixed Income Indices have exposure, and accordingly, the level of the Fixed Income Indices and amount payable upon repurchase or at maturity of the securities.

The Securities Are Subject to Interest Rate Risk

The level of each U.S. Treasury note futures contract is affected by the market prices of the underlying U.S. Treasury notes, which may be volatile and are significantly influenced by a number of factors, particularly the yields on the underlying sovereign bonds as compared to current market interest rates. Interest rates are subject to volatility due to a variety of factors, including performance of capital markets.

Fluctuations in interest rates could affect the level of the U.S. Treasury Note futures contracts, the levels of the Fixed Income Indices and the value of and amount payable upon repurchase or at maturity of the securities.

General Risks Related to the Indices

The following risks relate to the Credit Suisse RavenPack AIS Balanced Index, the Credit Suisse RavenPack AIS Index and the Fixed Income Indices.

Past Performance of the Indices Is No Guide to Future Performance and There Is No Assurance that the Strategies on Which the Indices Are Based Will Be Successful

The actual performance of the indices over the term of the securities, as well as the amount payable upon early redemption or at maturity, may bear little relation to the historical values of the indices, or to the hypothetical return examples set forth elsewhere in the applicable pricing supplement. We cannot predict the future performance of the indices, and there is no assurance that the strategies on which the indices are based will be successful in producing positive returns.

There Can Be No Assurance that the Performance of the Indices over Time Will Approximate the Return of the Relevant Strategy or Any Other Strategy

The indices are each designed to pursue a particular strategy. The composition of the indices at any time is determined by the allocation methodology described in this underlying supplement, and is not actively managed by the Index Sponsor. There can be no assurance that the performance of the indices over time will approximate the return of the relevant strategy or any other strategy.

You Will Not Have Any Rights in Any Stocks or U.S. Treasury Note Futures Contracts Included in the Indices

As an owner of the securities, you will not have rights that holders of any stocks or U.S. Treasury note futures contracts included in the indices may have. The securities will be paid in cash, and you will have no right to receive any payment or delivery in respect of any stocks or U.S. Treasury note futures contracts.

Owning the Securities Is Not the Same as Directly Owning the Stocks or U.S. Treasury Note Futures Contracts Included in the Indices

Your return on the securities will not reflect the return you would have realized on a direct investment in the stocks or U.S. Treasury note futures contracts, as applicable, included in any index. For example, as an investor in the securities, you will not have rights to receive dividends or other distributions or any other rights, including voting rights, with respect to any stocks included in any index. The calculation agent will calculate the amount payable to you at maturity by reference to the level of the applicable index on the relevant valuation date(s), and will not include the amount of any such dividend payments or other distributions. Therefore, the return on your investment, which will be determined as set forth in the applicable pricing supplement, is not the same as the total return based on the purchase of any stocks or U.S. Treasury note futures contracts, as applicable, included in any index.

Suspension or Disruptions of Market Trading in Stocks or Futures Contracts May Adversely Affect the Value of the Securities

Stock markets and futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, futures markets may have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the level of the index components and therefore could adversely affect the level of the indices and the value of the securities.

We and Our Affiliates May Have Economic Interests Adverse to Those of the Holders of the Securities

Because our affiliates are initially acting as the Index Calculation Agent and as the Index Sponsor, potential conflicts of interest may exist between our affiliates and you, including with respect to certain determinations and judgments that they must make in determining amounts due to you, either at maturity or upon early redemption of the securities or the composition or methodology of the indices.

For example, the Index Sponsor may adjust the method of calculating any index if it reasonably determines that the publication of such index is discontinued and there is no successor index. The Index Sponsor may also adjust the method of calculating any index if it reasonably determines that such index or the method of calculating such index has been changed at any time in any significant respect.

Therefore, potential conflicts of interest may exist between our affiliates and you, including with respect to certain determinations and judgments that they must make in determining amounts due to you, either at maturity or upon redemption of the securities or the composition or methodology of the indices.

In addition, Credit Suisse and other affiliates of ours expect to engage in trading activities related to the index components or futures contracts referenced by the index components, futures or options on the index components or the indices, or other derivative instruments with returns linked to the performance of index components or the indices, for their accounts and for other accounts under their management. Credit Suisse and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked or related to the performance of the indices or the index components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the securities. Any of these trading activities could potentially affect the level of the indices and, accordingly, could affect the value of the securities and the amount payable to you at maturity or upon early redemption, as applicable.

We or our affiliates may currently or from time to time engage in business with the issuers of the index components, including extending loans to, making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire nonpublic information about the companies, and we will not disclose any such information to you. In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about the issuers of the index components. Any such views or recommendations may be inconsistent with purchasing or holding the securities. Any prospective purchaser of securities should undertake such independent investigation of each company whose stock is included as an index component as in its judgment is appropriate to make an informed decision with respect to an investment in the securities.

With respect to any of the activities described herein, neither Credit Suisse nor its affiliates have any obligation to take the needs of any buyer, seller or holder of the securities into consideration at any time.

Adjustments to the Indices or to the Index Components Could Adversely Affect the Securities

The Index Sponsor is responsible for calculating and maintaining the indices. The Index Sponsor can make methodological changes that could change the level of the indices at any time. The Index Sponsor may discontinue or suspend calculation or dissemination of the indices.

If one or more of these events occurs, the calculation of the amount payable at maturity or upon repurchase could be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity or repurchase and/or the market value of the securities. All determinations and adjustments to be made by the Index Calculation Agent with respect to the level of the indices may be made in the Index Calculation Agent’s reasonable discretion. The Index Calculation Agent will make all determinations and adjustments such that, to the greatest extent possible in the Index Calculation Agent’s reasonable discretion, the fundamental economic terms of the indices are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments.

See “—We and Our Affiliates May Have Economic Interests Adverse to Those of the Holders of the Securities” herein for a discussion of certain conflicts of interest that may arise between CSI in its capacity as Index Sponsor and you.

You Will Have No Rights Against the Entities with Discretion over the Indices or the Index Components

As an owner of the securities, you will have no rights against the Index Sponsor or the Index Calculation Agent even though the amount you receive at maturity or upon repurchase of your securities by Credit Suisse will depend on the level of the indices. By investing in the securities, you will not acquire any interest in any stock or bond futures component. Your securities will be paid in cash, and you will have no right to receive delivery in respect of any stocks, bond futures components or any underlying asset upon which such bond futures components are based.

Adjustments to the Indices Could Adversely Affect the Performance of the Indices

At any time, the Index Calculation Agent can make methodological changes that could change the present and past levels of the Indices. Any action taken by the Index Calculation Agent could adversely affect performance of the Indices. For example, in the event that the level of the Credit Suisse RavenPack AIS Index published by the Index Calculation Agent on an Index Calculation Day is amended after it is initially published, but prior to the publication of the level of the Credit Suisse RavenPack AIS Index on the following Index Calculation Day, the amended level of the Credit Suisse RavenPack AIS Index will be deemed to be the official fixing level and will be used in all applicable calculations. All determinations and adjustments made by the Index Calculation Agent may be made in the Index Calculation Agent’s sole discretion, and the Index Calculation Agent has no obligation to take your interests into account.

The Indices Will Be Calculated Pursuant to a Set of Fixed Rules and Will Not Be Actively Managed. If the Indices Perform Poorly, the Index Sponsor Will Not Change the Rules in an Attempt to Improve Performance

The indices will not be actively managed. If the relevant rules-based investment methodology tracked by an index performs poorly, the Index Sponsor will not change the rules in an attempt to improve performance. Accordingly, an investment in securities linked to an index is not like an investment in a mutual fund. Unlike a mutual fund, which could be actively managed by the fund manager in an attempt to maximize returns in changing market conditions, the index rules will remain unchanged, even if those rules might prove to be ill-suited to future market conditions.

THE CREDIT SUISSE RAVENPACK AIS BALANCED 5% ER INDEX

All disclosure contained in this underlying supplement regarding the Credit Suisse RavenPack AIS Balanced 5% ER Index (the “Credit Suisse RavenPack AIS Balanced Index”), including, without limitation, its make-up, method of calculation and changes to its components, has been derived from information prepared by Credit Suisse International (“CSI”). CSI, as the sponsor of the Credit Suisse RavenPack AIS Balanced Index (in such capacity, the “Index Sponsor”), controls the policies of the Credit Suisse RavenPack AIS Balanced Index. The Index Sponsor also acts as the administrator of the Credit Suisse RavenPack AIS Balanced Index for the purposes of the Benchmark Regulation (Regulation (EU) 2016/1011) (the “BMR”) (the “Index Administrator”). CSI, as the calculation agent for the Credit Suisse RavenPack AIS Balanced Index (in such capacity, the “Index Calculation Agent”), is responsible for calculating the Credit Suisse RavenPack AIS Balanced Index. However, CSI may delegate to a third party some or all of their functions in respect of the Credit Suisse RavenPack AIS Balanced Index. A committee whose membership comprises personnel from CS (the “Index Committee”) governs the Credit Suisse RavenPack AIS Balanced Index. The Index Committee is responsible for approving certain actions in calculating and maintaining the Credit Suisse RavenPack AIS Balanced Index as described herein. The Index Calculation Agent will consult the Index Committee as necessary on matters of interpretation in calculating the Credit Suisse RavenPack AIS Balanced Index. Neither CSI nor the Index Committee has any obligation to take the needs of any investor in the securities, CSI or any of their clients into consideration in determining, composing, calculating or publishing the Credit Suisse RavenPack AIS Balanced Index or any of the components of the Credit Suisse RavenPack AIS Balanced Index.

Overview

The Credit Suisse RavenPack AIS Balanced Index is designed to provide exposure to a hypothetical “balanced” portfolio (consisting of the Equity Index and a momentum strategy-driven allocation of the Fixed Income Indices), while targeting a realized daily volatility of 5%. By “balanced” we mean the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio may, under certain circumstances, include both:

•	equity exposure, in the form of large-cap U.S. equities included in an excess return version of the Credit Suisse RavenPack Artificial Intelligence Sentiment Index (the “Credit Suisse RavenPack AIS Index”); and

•	fixed income exposure, in the form of U.S. Treasury note futures contracts tracked by the Credit Suisse 10-Year U.S. Treasury Note Futures Index (the “10Y Fixed Income Index”) and the Credit Suisse 2-Year U.S. Treasury Note Futures Index (the “2Y Fixed Income Index”) (each, a “Fixed Income Index,” and together, the “Fixed Income Indices”).

“Balanced” does not imply any risk adjusted diversified asset class allocation or actual balance among asset classes. See “Selected Risk Considerations—Selected Risk Factors Related to the Credit Suisse RavenPack AIS Balanced Index—The Credit Suisse RavenPack AIS Balanced Index Does Not Attempt to Achieve a Broad or “Balanced” Asset Class Diversification.”

We refer to each of the excess return version of the Credit Suisse RavenPack AIS Index (the “Equity Index”) and the Fixed Income Indices a “Component Index,” and together, the “Component Indices.”

The Credit Suisse RavenPack AIS Index is composed of at least four of the eleven industry-specific sub-indices of the S&P 500® Index. The Credit Suisse RavenPack AIS Index selects these sub-indices for inclusion based on a quarterly measurement of the “sentiment” relating to earnings and revenues toward each of the eleven sub-indices. “Sentiment” is measured by an algorithm developed by RavenPack that is designed to assign scores to news items. While the algorithm assigns many different types of scores to news items, the Credit Suisse RavenPack AIS Index uses three of these scores that are on a scale from zero to 100 that are meant to reflect the “relevance,” “novelty” and “sentiment” of the news items in relation to the companies discussed in such news item. Using these scores, the Credit Suisse RavenPack AIS Index selects the most relevant and most novel news items with significant positive or negative “sentiment” in relation to earnings or revenues of the companies in a particular sector and calculates the “sentiment” for such sector based on the “sentiment” scores given to the selected news items. Because the algorithm does not aim to comprehend news items, it cannot necessarily predict human or the market classification or sentiment of a particular news item. For example, the algorithm might not process enthusiasm, nuance, sarcasm, satire or other types of writing that a human could understand. The algorithm also does not learn from news items it processes or adapt to its environment and, as a static algorithm, will continue to use the same mathematical rules to process news items, even as news develops over time. The algorithm is called “artificial intelligence” only in the limited sense that it applies static algorithmic rules to language to produce a mathematical result that might indicate relevance, novelty or a given sentiment about a company. See “Selected Risk Considerations—Selected Risk Factors Related to the Credit Suisse RavenPack AIS Index—The Credit Suisse RavenPack AIS Index Is Called “Artificial Intelligence” Only in the Limited Sense that It Is Based on a Static Algorithm” herein. The Credit Suisse RavenPack AIS Index is described in greater detail in “The Credit Suisse RavenPack Artificial Intelligence Sentiment Index” herein.

The Equity Index is an excess return version of the Credit Suisse RavenPack AIS Index, reflecting the performance of the Credit Suisse RavenPack AIS Index less a deemed borrowing cost calculated based on 3-month USD LIBOR. Calculation of the Equity Index is described in greater detail herein under “The Equity Index.”

Depending on market conditions, the Credit Suisse RavenPack AIS Balanced Index may allocate exposure to one or both Fixed Income Indices that track the performance of notional long investments in two- and ten-year U.S. Treasury note futures contracts. U.S. Treasury notes are United States government debt securities issued by the United States Treasury. These indices are described in greater detail in “The Fixed Income Indices” herein.

The Index Calculation Agent deducts an index fee in the calculation of the Credit Suisse RavenPack AIS Balanced Index. The index fee is deducted from the daily performance of the Credit Suisse RavenPack AIS Balanced Index at a rate of 0.50% per annum. The annualized index fee reduces the level of the Credit Suisse RavenPack AIS Balanced Index.

Asset Allocation

The Credit Suisse RavenPack AIS Balanced Index varies its allocation between the Equity Index and the Fixed Income Indices over time. The Credit Suisse RavenPack AIS Balanced Index allocates (i) all of its exposure to the Equity Index during potential “lower risk” periods and (ii) part of its exposure to the Equity Index and the remainder of its exposure to one or both Fixed Income Indices during potential “higher risk” periods. Thus, the Credit Suisse RavenPack AIS Balanced Index diversifies its exposure to include the lower risk Fixed Income Indices when there is more volatility in U.S. equity markets.

“Volatility” refers to the annualized standard deviation of the daily performance of an asset. The greater the historical volatility with respect to the asset on a given date, the higher the historical variation of their daily performance and thus the greater the range of potential negative (or positive) performance of the asset (if expected volatility is in line with historical volatility). It is important to note that the historical realized volatility is an historical measure of realized volatility and it does not necessarily reflect volatility going forward. Historical realized volatility is not the same as implied volatility, which is an estimation of future volatility and may better reflect market expectations.

Lower historical realized volatility of the Credit Suisse RavenPack AIS Index is deemed herein as a proxy for “less risky” markets. Conversely, higher historical realized volatility of the Credit Suisse RavenPack AIS Index is deemed herein as a proxy for “more risky” markets. To measure the historical realized volatility of the Credit Suisse RavenPack AIS Index, the Credit Suisse RavenPack AIS Balanced Index first calculates the exponential moving average of the variance of the Credit Suisse RavenPack AIS Index. Variance is the square of volatility and is used in certain products in the over-the-counter derivatives market in place of volatility due to mathematical properties that make it more convenient for financial institutions to value and hedge those products. The variance of the Credit Suisse RavenPack AIS Index on each day is calculated using the exponential moving average of the variance of the Credit Suisse RavenPack AIS Index. A simple moving average is the unweighted average of a previous fixed subset of data points, such as index closing levels. When a new data point is included in the average, the then oldest data point is excluded. An exponential moving average includes all of the data points from a fixed starting point and applies a decay factor to exponentially decrease the weights given to older data points. The exponential moving averages used by the Credit Suisse RavenPack AIS Balanced Index thus give the most weight to the most recent variance. The Credit Suisse RavenPack AIS Balanced Index calculates two exponential moving averages of the variance of the Credit Suisse RavenPack AIS Index using a decay factor of 0.93 or 0.97. Approximately 99% of the weight included in an exponential moving average is derived (i) from the previous 64 trading days if the decay factor is 0.93 and (ii) from the previous 152 trading days if the decay factor is 0.97. We refer to the realized volatility (the square root of the applicable variance) calculated using the decay factor of 0.93 as the “short-term realized volatility” and the realized volatility calculated using the decay factor of 0.97 as the “long-term realized volatility,” calculated on an annualized basis. The Credit Suisse RavenPack AIS Balanced Index uses the average of these two different methods to calculate the historical realized volatility of the Credit Suisse RavenPack AIS Index to average out the risk that the long-term realized volatility is meaningfully different from the short-term realized volatility. For the purpose of determining the asset allocation of the portfolio, the historical realized volatility of the Credit Suisse RavenPack AIS Index on each day is equal to the arithmetic average of the short-term and long-term realized volatilities of the Credit Suisse RavenPack AIS Index on such day. However, this averaging of short-term realized volatility and long-term realized volatility is arbitrary and may dampen or heighten the calculated volatility of the Credit Suisse RavenPack AIS Index compared to other methods of calculating volatility such as implied volatility, which is an estimation of future volatility and may better reflect market volatility expectation.

There are measurements that the Credit Suisse RavenPack AIS Balanced Index will deem to be meaningful to the index methodology that would not be deemed meaningful if the Credit Suisse RavenPack AIS Balanced Index used a different method of calculating volatility. Alternatively, the Credit Suisse RavenPack AIS Balanced Index may be overly restrictive and treat as not meaningful changes in volatility that in fact contain meaningful information. In this latter case, the Credit Suisse RavenPack AIS Balanced Index may retain exposure to the Equity Index after other methods would have dictated allocating exposure to the Fixed Income Indices. Any fixed rule for determining a change to the portfolio of the Credit Suisse RavenPack AIS Balanced Index will necessarily be a blunt tool and, accordingly, may have a high rate of inaccuracy. The particular ways in which the Credit Suisse RavenPack AIS Balanced Index operates may produce a lower return than other rules that could have been adopted for the identification of the volatility of the Equity Index. There is nothing inherent in the particular methodology used by the Credit Suisse RavenPack AIS Balanced Index that makes it a more or less accurate predictor of the volatility of the Equity Index. It is possible that the rules used by the Credit Suisse RavenPack AIS Balanced Index may not identify the volatility of the Equity Index as effectively as other rules that might have been adopted, or at all.

When the historical realized volatility of the Credit Suisse RavenPack AIS Index is greater than 5% (signaling “more risky” markets), the Credit Suisse RavenPack AIS Balanced Index reduces its exposure to the Equity Index and allocates part of its portfolio to the Fixed Income Indices. Specifically, the Credit Suisse RavenPack AIS Balanced Index allocates part of its portfolio to the Equity Index in a percentage equal to 5% divided by the historical realized volatility of the Credit Suisse RavenPack AIS Index. Because the historical realized volatility of the Credit Suisse RavenPack AIS Index is greater than 5%, such allocation to the Equity Index will be less than 100%. Whatever remains of the portfolio (the “Fixed Income Exposure”) will be allocated to the Fixed Income Indices. Thus, the greater the historical realized volatility of the Credit Suisse RavenPack AIS Index, the less of the portfolio is allocated to the Equity Index and the more of the portfolio is allocated to the Fixed Income Indices.

Typically, U.S. Treasury note futures contracts are expected to have a higher yield than cash, which is why the Credit Suisse RavenPack AIS Balanced Index allocates to the Fixed Income Indices that track the performance of U.S. Treasury note futures contracts rather than cash when there is more volatility in U.S. equity markets. Specifically, ten-year U.S. Treasury note futures contracts typically have a higher yield than two-year U.S. Treasury note futures contracts. However, the ten-year U.S. Treasury note futures contracts may perform negatively from time to time. The Credit Suisse RavenPack AIS Balanced Index uses a “Risk Signal” to capture the presence of a downward trend in the performance of the 10Y Fixed Income Index. If the Risk Signal is off, the Credit Suisse RavenPack AIS Balanced Index will allocate all of the Fixed Income Exposure to the 10Y Fixed Income Index. The Risk Signal is turned on if the performance of the 10Y Fixed Income Index over the previous ten Index Calculation Days (as defined herein) is lower than its historical moving average, indicating that the risk of future negative performance in ten-year U.S. Treasury note futures contracts is rising. In this scenario, the Credit Suisse RavenPack AIS Balanced Index will allocate half of the Fixed Income Exposure to the 10Y Fixed Income Index and the remaining half to the 2Y Fixed Income Index, which generally has a lower volatility than the 10Y Fixed Income Index. However, if both Fixed Income Indices perform negatively, this allocation strategy may adversely affect the performance of the Credit Suisse RavenPack AIS Balanced Index. Additionally, the 2Y Fixed Income Index may perform worse than the 10Y Fixed Income Index in certain market conditions (e.g., at a time of negative interest rates); in these conditions, the Credit Suisse RavenPack AIS Balanced Index may perform worse than if the Fixed Income Exposure was only allocated to the 10Y Fixed Income Index.

Realized Volatility Target

Once the Credit Suisse RavenPack AIS Balanced Index establishes its allocation among the Component Indices on an Index Calculation Day, the Credit Suisse RavenPack AIS Balanced Index attempts to achieve a realized volatility target of 5% by varying its notional exposure to the portfolio of Component Indices. The notional exposure to the portfolio on each Index Calculation Day will be set equal to the target volatility of 5% divided by the historical realized volatility of the portfolio calculated on such day, subject to a maximum notional exposure of 150%.

To measure the combined historical realized volatility of the portfolio of Component Indices, the Credit Suisse RavenPack AIS Balanced Index calculates the variance of each Component Index and the covariance between each of the two Component Indices. Correlation is a statistical measure of the relationship between the prices of two assets over a period of time. Covariance provides a means to measure the correlation between two assets. The combined historical realized volatility of the portfolio of Component Indices tracked by the Credit Suisse RavenPack AIS Balanced Index on an Index Calculation Day is the square root of the sum of the variance and covariance of the Credit Suisse RavenPack AIS Index, the 10Y Fixed Income Index and the 2Y Fixed Income Index. Generally, the higher the volatility of the Component Indices and the higher the correlation among the Component Indices, the greater the historical realized volatility of the portfolio.

Both of the variance and covariance of Component Indices are calculated using the exponential moving average method described above with a decay factor of 0.93 or 0.97. For the purpose of determining the notional exposure to the portfolio, the historical realized volatility of the portfolio on each Index Calculation Day is equal to the higher of the short-term and long-term realized volatilities of the portfolio, each calculated using the decay factor of 0.93 and 0.97, respectively. Using the higher of the short-term and long-term realized volatility of the portfolio helps the Credit Suisse RavenPack AIS Balanced Index better capture any recent increase in volatility of the portfolio and lessen the impact of any recent decrease in volatility of the portfolio. Generally speaking, the notional exposure to the portfolio will increase if the realized volatility of the portfolio decreases (signaling potential “lower risk” periods) and decrease if the realized volatility of the portfolio increases (signaling potential “higher risk” periods). Because the notional exposure to the portfolio cannot exceed 150% on each Index Calculation Day, the Credit Suisse RavenPack AIS Balanced Index may not be able to achieve or maintain the target volatility of 5%. If the realized volatility of the portfolio is less than 3.33%, the Credit Suisse RavenPack AIS Balanced Index will not achieve its target volatility of 5% even with 150% exposure to the portfolio.

The Credit Suisse RavenPack AIS Balanced Index’s exposure to the portfolio is adjusted on each Index Calculation Day in an attempt to maintain its realized volatility target of 5%. The Credit Suisse RavenPack AIS Balanced Index’s realized volatility target of 5% is a key feature of the Credit Suisse RavenPack AIS Balanced Index and will be a significant determinant of its performance. An exposure of 100% would mean that the performance of the Credit Suisse RavenPack AIS Balanced Index (without taking into account the index fee) will be equal to the performance of the portfolio of Component Indices. An exposure of less than 100% would mean that the Credit Suisse RavenPack AIS Balanced Index will participate in only a limited degree of the performance of the portfolio of Component Indices, and the difference between 100% and that exposure will be hypothetically allocated to non-remunerating cash and will accrue no interest or other return. For example, an exposure of 50% would mean that the Credit Suisse RavenPack AIS Balanced Index would participate in only 50% of the performance of the portfolio of Component Indices. In this example, without taking into account the index fee, if the portfolio of Component Indices were to appreciate by 2%, the Credit Suisse RavenPack AIS Balanced Index would only appreciate by 1% (which is 50% of 2%), and if the portfolio of Component Indices were to depreciate by 2%, the Credit Suisse RavenPack AIS Balanced Index would only depreciate by 1%.

There is no guarantee that the historical realized volatility of the Credit Suisse RavenPack AIS Balanced Index will be indicative of present or future volatility levels, that the actual realized volatility of the Credit Suisse RavenPack AIS Balanced Index will be 5% over any period of time or that the volatility control mechanics will produce superior returns to a strategy without volatility controls. The actual performance of the Credit Suisse RavenPack AIS Balanced Index over time may bear little relation to the historical values of the Credit Suisse RavenPack AIS Balanced Index or its historical realized volatility. We cannot predict the future performance of the Credit Suisse RavenPack AIS Balanced Index, and there is no assurance that the strategy on which the Credit Suisse RavenPack AIS Balanced Index is based will be successful in producing positive returns. Furthermore, the performance of the Credit

Suisse RavenPack AIS Balanced Index could be negative even when the historical realized volatility of the Credit Suisse RavenPack AIS Balanced Index is low or the performance of the Credit Suisse RavenPack AIS Balanced Index could be positive even when the historical realized volatility of the Credit Suisse RavenPack AIS Balanced Index is high.

Calculation of the Credit Suisse RavenPack AIS Balanced Index

Preliminary Weights

The Index Calculation Agent calculates the Preliminary Weight of each Component Index as an input for the Component Index Weight calculation. The Index Calculation Agent uses the Component Index Weight calculation in turn to determine the weighting of each Component Index in the calculation of the level of the Credit Suisse RavenPack AIS Balanced Index.

Once the Index Calculation Agent determines the Preliminary Weight of each Component Index, the Index Calculation Agent applies the Volatility Target Participation Adjustment so that the Credit Suisse RavenPack AIS Balanced Index targets a realized volatility of 5%, as described under “—Volatility Target Participation Adjustment” herein.

The Index Calculation Agent calculates the Preliminary Weight () for the Equity Index on Index Calculation Day (t) as follows:

For more information about the realized volatility calculations of the Credit Suisse RavenPack AIS Index (i.e., and ), see “—EWMA Variance and Covariance” and “—Realized Portfolio Volatility” herein.

The Index Calculation Agent calculates the Preliminary Weight for the 10Y Fixed Income Index on Index Calculation Day (t) as follows:

Where:

is the “Risk Signal” for the 10Y Fixed Income Index, calculated as set forth under “—Risk Signal” herein.

When the volatility of the Credit Suisse RavenPack AIS Index is equal to or less than 5%, the Credit Suisse RavenPack AIS Balanced Index will be only exposed to the Equity Index. When the volatility of the Credit Suisse RavenPack AIS Index is greater than 5%, the Credit Suisse RavenPack AIS Balanced Index’s allocation is partially distributed to the 10Y Fixed Income Index, and possibly, the 2Y Fixed Income Index. This partial distribution is done to increase diversification in the Credit Suisse RavenPack AIS Balanced Index portfolio when there is more volatility in U.S. equity markets.

Thus, the Preliminary Weight of the 10Y Fixed Income Index on an Index Calculation Day is the product of (i) the difference of (a) one and (b) the Preliminary Weight of the Equity Index on such Index Calculation Day and (ii) the difference of (1) one and (2) the quotient of (x) the Risk Signal and (y) two.

The Index Calculation Agent calculates the Preliminary Weight for the 2Y Fixed Income Index on Index Calculation Day (t) as follows:

Thus, the Preliminary Weight of the 2Y Fixed Income Index on an Index Calculation Day is the product of (i) the difference of (a) one and (b) the Preliminary Weight of the Equity Index on such Index Calculation Day and (ii) the quotient of (1) the Risk Signal and (2) two.

EWMA Variance and Covariance

The Index Calculation Agent calculates two measures of covariance across the Component Indices, using exponentially-weighted moving average with decay parameter, equal to 0.93 or to 0.97. The decay parameter determines the degree to which previous covariance measures are taken into account versus new returns. Each of the two EWMA Covariance measures (“”) on an Index Calculation Day (t) after the Start Date is calculated with respect to a given pair of Component Indices, X and Y, as follows:

Where:

is 0.93 or 0.97, as applicable.

Ln(x) is the natural logarithmic function.

Thus, the EWMA Covariance on an Index Calculation Day after the Start Date with respect to a given pair of Component Indices, X and Y, is the sum of (i) the product of (a) 0.93 or 0.97, as applicable, and (b) the EWMA Covariance for such Component Indices on the immediately preceding Index Calculation Day and (ii) the product of (1) the difference of (x) one and (y) 0.93 or 0.97, as applicable, (2) the natural logarithmic function of the quotient of (I) the closing level of the first Component Index on such Index Calculation Day and (II) the closing level of the first Component Index on the immediately preceding Index Calculation Day and (3) the natural logarithmic function of the quotient of (A) the closing level of the second Component Index on such Index Calculation Day and (II) the closing level of the second Component Index on the immediately preceding Index Calculation Day.

This foregoing formula also calculates the variance of a Component Index in the event that X and Y signify the same Component Index. The Index Calculation Agent provided the initial values of the EWMA Covariance for the Start Date for all pairings of the Credit Suisse RavenPack AIS Index, the 10Y Fixed Income Index and the 2Y Fixed Income Index.

Realized Portfolio Volatility

Using the two EWMA Covariance measures, the Index Calculation Agent calculates the Realized Portfolio Volatility () (with j referring to either 1 or 2, as applicable), of the hypothetical portfolio of Component Indices tracked by the Credit Suisse RavenPack AIS Balanced Index on Index Calculation Day (t) as follows:

Where:

is the covariance (or the variance, in the case of X = Y) between two Component Indices, X and Y, on Index Calculation Day (t), calculated as described in “EWMA Variance and Covariance” herein. The covariance may also be expressed as:

Thus, Realized Portfolio Volatility of the hypothetical portfolio of Component Indices tracked by the Credit Suisse RavenPack AIS Balanced Index on an Index Calculation Day is the square root of the sum of the variance and covariance of the Credit Suisse RavenPack AIS Index, the 10Y Fixed Income Index and the 2Y Fixed Income Index.

Component Index Weights

Before the Index Calculation Agent calculates the level of the Credit Suisse RavenPack AIS Balanced Index, the Index Calculation Agent calculates the weights of the Component Indices. The Index Calculation Agent determines this “Component Index Weight” by multiplying the “Preliminary Weight” of a Component Index (calculated as described in “—Preliminary Weights” herein) by a “Volatility Target Participation Adjustment” (calculated as described in “—Volatility Target Participation Adjustment” herein). This calculation serves to determine the notional exposure to the Credit Suisse RavenPack AIS Balanced Index’s hypothetical portfolio on an Index Calculation Day. The Index Calculation Agent calculates the Component Index Weight (“”) for each Component Index on Index Calculation Day (t) as follows:

Where:

is the Volatility Target Participation Adjustment for such Component Index on Index Calculation Day (t), calculated as set forth in “Volatility Target Participation Adjustment” herein.

is the Preliminary Weight of such Component Index on Index Calculation Day (t), calculated as set forth in “Preliminary Weights” herein.

Thus, the Component Index Weight for a Component Index on an Index Calculation Day is the product of (i) the Volatility Target Participation Adjustment for such Component Index on such Index Calculation Day and (ii) the Preliminary Weight of such Component Index on such Index Calculation Day.

Volatility Target Participation Adjustment

In calculating the Volatility Target Participation Adjustment (which is used to calculate the Component Index Weights), the Credit Suisse RavenPack AIS Balanced Index first determines the relative allocation of Credit Suisse RavenPack AIS Balanced Index exposure among the three Component Indices, and then determines the leverage amount of the exposure to the portfolio of Component Indices (up to 150%), targeting an overall realized volatility for the Credit Suisse RavenPack AIS Balanced Index of 5%. In calculating the Volatility Target Participation Adjustment, the Credit Suisse RavenPack AIS Balanced Index uses a volatility calculation represented by , as further described in “Realized Portfolio Volatility” herein. In this calculation, j is either 1, which represents a volatility calculation that uses a decay factor of 0.93 as an input or 2, which represents a volatility calculation that uses a decay factor of 0.97 as an input. The Credit Suisse RavenPack AIS Balanced Index selects whichever of the two volatility calculations that yields higher volatility as the historical realized volatility of the portfolio.

The Index Calculation Agent calculates the Volatility Target Participation Adjustment () on Index Calculation Day (t) as follows:

Where:

ParCap	is the Participation Cap, which is 150%.

VolTarget	is the Volatility Target, which is 5%.

is the Realized Portfolio Volatility of the hypothetical portfolio of Component Indices on Index Calculation Day (t) calculated using a decay factor of 0.93, as described in “Realized Portfolio Volatility” herein.

is the Realized Portfolio Volatility of the hypothetical portfolio of Component Indices on Index Calculation Day (t) calculated using a decay factor of 0.97, as described in “Realized Portfolio Volatility” herein.

Thus, the Volatility Target Participation Adjustment on an Index Calculation Day is the lesser of (i) the Participation Cap and (ii) the quotient of (a) the Volatility Target and (b) the greater of (1) the Realized Portfolio Volatility of the hypothetical portfolio of Component Indices on such Index Calculation Day calculated using a decay factor of 0.93 and (2) the Realized Portfolio Volatility of the hypothetical portfolio of Component Indices on such Index Calculation Day calculated using a decay factor of 0.97.

Risk Signal

The Credit Suisse RavenPack AIS Balanced Index utilizes a Moving Average over 200 Index Calculation Days to determine, on any given Index Calculation Day, whether the Risk Signal for the 10Y Fixed Income Index on such Index Calculation Day is “Off” or “On,” which in turn determines the Credit Suisse RavenPack AIS Balanced Index’s allocation to the 10Y Fixed Income Index on such Index Calculation Day.

For the 10Y Fixed Income Index on an Index Calculation Day, the Risk Signal (“”) equals one if the closing level of the 10Y Fixed Income Index on such Index Calculation Day is less than the preceding Moving Average for each of the past ten Index Calculation Days; otherwise, the risk signal is zero. For the first ten Index Calculation Days that the Credit Suisse RavenPack AIS Balanced Index was calculated by the Index Calculation Agent, the Risk Signal was zero.

For a given Index Calculation Day, the Index Calculation Agent calculates the Risk Signal as follows:

Where:

is an indicator function that returns one if a number is strictly positive; otherwise it returns zero.

is an indicator function that returns one if a number is equal to zero; otherwise it returns zero.

is the Moving Average on each of the past ten Index Calculation Days preceding the Index Calculation Day (t).

is the closing level of the 10Y Fixed Income Index on each of the past ten Index Calculation Days ended on the Index Calculation Day (t).

Thus, the Risk Signal is activated upon ten consecutive Index Calculation Days of the closing level of the 10Y Fixed Income Index remaining below its Moving Average.

Moving Average

The Index Calculation Agent calculates the “Moving Average” to determine whether or not it is currently a “risk on” or “risk off” environment for the 10Y Fixed Income Index. For the first 200 Index Calculation Days that the Credit Suisse RavenPack AIS Balanced Index was calculated by the Index Calculation Agent, the Moving Average was based on the number of Index Calculation Days that had elapsed (such number being less than 200).

The Index Calculation Agent calculates the Moving Average (“”) for the 10Y Fixed Income Index on Index Calculation Day (t) as follows:

Where:

Obs	is the Observation Period, which is 200 Index Calculation Days.

is the closing level of the 10Y Fixed Income Index on the relevant Index Calculation Day during the Observation Period.

Thus, the Moving Average for the 10Y Fixed Income Index on an Index Calculation Day is the product of (i) the quotient of (a) one and (b) 200 Index Calculation Days (or less than 200 Index Calculation Days if being calculated during the first 200 Index Calculation Days since the Start Date) and (ii) the sum of the closing levels of the 10Y Fixed Income Index during the previous 200 Index Calculation Days (or less than 200 Index Calculation Days if being calculated during the first 200 Index Calculation Days since the Start Date).

The Equity Index

The closing level of the Equity Index was equal to the Initial Level on the Start Date. After the Start Date, the Index Calculation Agent calculates the closing level of the Equity Index on Index Calculation Day (t) as follows:

Where:

is the closing level of the Credit Suisse RavenPack AIS Index on Index Calculation Day (t).

is the Reference Rate on the first preceding Index Calculation Day for which a Reference Rate is available.

Thus, closing level of the Equity Index on an Index Calculation Day is the product of (i) the closing level of the Equity Index on the immediately preceding Index Calculation Day and (ii) the difference of (a) the quotient of (1) the closing level of the Credit Suisse RavenPack AIS Index on such Index Calculation Day and (2) the closing level of the Credit Suisse RavenPack AIS Index on the immediately preceding Index Calculation Day and (b) the product of (x) the Reference Rate on the first preceding Index Calculation Day for which a Reference Rate is available and (y) the day count.

The Reference Rate is the arithmetic mean of the annualized offered rates for deposits in U.S. dollars having a maturity of three months, that appear on the display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for U.S. dollars (the “Designated LIBOR Page”) as of 11:00 a.m. London time on an Index Calculation Day.

If no Reference Rate is published on the Designated LIBOR Page on an Index Calculation Day, the Reference Rate for such Index Calculation Day will be the Reference Rate published on the Designated LIBOR Page on the immediately preceding Index Calculation Day on which such Reference Rate was available. Notwithstanding the foregoing, if the calculation and publication of LIBOR is permanently canceled, then the Index Sponsor may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as LIBOR (a “Successor Reference Rate”); provided if the Index Sponsor determines in its sole discretion that there is an industry-accepted successor to LIBOR, then the Index Sponsor will propose to its Index Committee to deem such industry-accepted successor to be the Successor Reference Rate.

Level of the Credit Suisse RavenPack AIS Balanced Index

The Index Calculation Agent has computed the closing level of the Credit Suisse RavenPack AIS Balanced Index since September 2, 2005 (the “Start Date”), with an initial level of 100 (the “Initial Level”). The Index Calculation Agent began calculating the actual closing levels of the Credit Suisse RavenPack AIS Balanced Index beginning October 6, 2017.

The level of the Credit Suisse RavenPack AIS Balanced Index is calculated by the Index Calculation Agent and published on Bloomberg page CSRPAISB <Index> on each day on which (i) a closing level for each Component Index is published and (ii) the New York Stock Exchange, the Nasdaq Stock Market and the Chicago Mercantile Exchange are open (an “Index Calculation Day”).

The Index Calculation Agent will round the levels of the Credit Suisse RavenPack AIS Balanced Index to four decimal places for publication, but the Index Calculation Agent will use unrounded Credit Suisse RavenPack AIS Balanced Index levels to calculate the Credit Suisse RavenPack AIS Balanced Index. The calculation and publication of the level of the Credit Suisse RavenPack AIS Balanced Index in respect of each Index Calculation Day (t) will take place at, or shortly after, 9:00 pm, The City of New York time, on each Index Calculation Day (t).

The Index Calculation Agent retains the right to delay publication of the level of the Credit Suisse RavenPack AIS Balanced Index if it reasonably believes at such time that circumstances are present that prevent the Credit Suisse RavenPack AIS Balanced Index from being correctly calculated. In the event that the level of the Credit Suisse RavenPack AIS Balanced Index published by the Index Calculation Agent on an Index Calculation Day (t) is amended after it is initially published, but prior to the publication of the level of the Credit Suisse RavenPack AIS Balanced Index on the following Index Calculation Day (t+1), the amended level of the Credit Suisse RavenPack AIS Balanced Index will be deemed to be the official fixing level and will be used in all applicable calculations.

The Index Calculation Agent calculates the level of the Credit Suisse RavenPack AIS Balanced Index on an Index Calculation Day by summing the performances of the Component Indices and their respective weightings on that day, minus an annualized index fee of 0.50%. The annualized index fee reduces the level of the Credit Suisse RavenPack AIS Balanced Index. After the Start Date, the Index Calculation Agent calculates the level of the Credit Suisse RavenPack AIS Balanced Index on Index Calculation Day (t) as follows:

Where:

is the closing level of the Credit Suisse RavenPack AIS Balanced Index on Index Calculation Day (t).

is the Index Calculation Day that is one Index Calculation Day preceding Index Calculation Day (t).

is the level of a given Component Index as of the close of Index Calculation Day (t).

is the Component Index Weight for a given Component Index on Index Calculation Day (t), as defined in “Component Index Weights” herein.

Fee	is the “Index Fee,” which is 0.50%.

is the day count, calculated as the number of calendar days from, and including, Index Calculation Day t–1 to, and excluding, Index Calculation Day t, divided by 360.

Thus, the closing level of the Credit Suisse RavenPack AIS Balanced Index on an Index Calculation Day is the product of (i) the closing level of the Credit Suisse RavenPack AIS Balanced Index on the immediately preceding Index Calculation Day and (ii) the difference of (a) the sum of (1) one and (2) the sum of, for each Component Index, the product of (x) the Component Index Weight of such Component Index on the immediately preceding Index Calculation Day and (y) the difference of (I) the quotient of (A) the closing level of such Component Index on such Index Calculation Day and (B) the closing level of such Component Index on the immediately preceding Index Calculation Day and (II) one and (b) the product of (X) the Index Fee and (Y) the day count.

Maintenance of the Credit Suisse RavenPack AIS Balanced Index

Amendments

The Index Sponsor may, with the approval of the Index Committee, supplement, amend (in whole or in part), revise, rebalance or withdraw the Credit Suisse RavenPack AIS Balanced Index at any time if one of the following occurs:

(a)	there is any event or circumstance that in the determination of the Index Sponsor makes it impossible or impracticable to calculate the Credit Suisse RavenPack AIS Balanced Index pursuant to the Credit Suisse RavenPack AIS Balanced Index rules;

(b)	the Index Sponsor requires a change to the Credit Suisse RavenPack AIS Balanced Index rules to address an error, ambiguity or omission in the determination of the Index Sponsor; or

(c)	the Index Sponsor determines that an Extraordinary Event has occurred,

provided, that in any such circumstance, any resulting supplement to or amendment or revision of the Credit Suisse RavenPack AIS Balanced Index methodology will be consistent with the fundamental structure and objectives of the Credit Suisse RavenPack AIS Balanced Index.

A supplement, amendment, revision, rebalancing or withdrawal may lead to a change in the way the Credit Suisse RavenPack AIS Balanced Index is calculated or constructed. Such changes may include, but are not limited to, substitution of an S&P Sector TR Index. In the event that Index Sponsor substitutes any S&P Sector TR Index or other factor, it will attempt to find a substitute asset or factor that is substantially similar to existing components or factors and in general will attempt to minimize the extent of any such change.

“Extraordinary Event” means (i) S&P Dow Jones Indices discontinues an S&P Sector TR Index or an S&P Sector TR Index otherwise becomes generally unavailable to market participants, (ii) the Index Sponsor discontinues a Fixed Income Index or a Fixed Income Index otherwise becomes generally unavailable to market participants or (iii) there is a change in any applicable law or regulation, or any decision or promulgation of any change in the interpretation by any court, tribunal or regulatory authority of any applicable law or regulation, relating to the Credit Suisse RavenPack AIS Balanced Index, that make it impossible, using commercially reasonable efforts, to comply with such change pursuant to the Credit Suisse RavenPack AIS Balanced Index methodology.

Suspension

Index Disruption

Where, in the determination of CSI, acting as the Index Sponsor, an Index Disruption Event has occurred or is existing and subsisting in respect of any Index Calculation Day (a “Disrupted Day”), CSI, acting as the Index Calculation Agent, may in respect of such Disrupted Day (i) suspend the calculation and publication of the level of the Credit Suisse RavenPack AIS Balanced Index until the first succeeding Index Calculation Day that is not a Disrupted Day and/or (ii) determine the level of the Credit Suisse RavenPack AIS Balanced Index in respect of such Index Calculation Day (the “Disruption Determination Date”) on the basis of estimated or adjusted data in accordance with the formula for, and method of calculating, the Credit Suisse RavenPack AIS Balanced Index last in effect prior to the commencement of the Index Disruption Event.

For these purposes, “Index Disruption Event” means a General Disruption Event or a Reference Disruption Event, each as defined herein.

General Disruption Events

In the determination of the Index Sponsor, each of the following events is a “General Disruption Event”:

(a)	a closure of the money markets denominated in U.S. dollars or any other relevant currency, as determined by the Index Sponsor, other than for ordinary public holidays, or a restriction or suspension in trading in these markets that materially impacts any determination relevant to the construction or calculation of the level of the Credit Suisse RavenPack AIS Balanced Index;

(b)	any event resulting in a breakdown in any means of communication or procedure normally used to enable the determination of the level of the Credit Suisse RavenPack AIS Balanced Index;

(c)	any other event that the Index Sponsor determines will, or is likely to, prevent the prompt or accurate determination of the level of the Credit Suisse RavenPack AIS Balanced Index;

(d)	a conclusion by the Index Sponsor that, as a consequence of any such event described in (b) through (c) herein, the last reported level of the Credit Suisse RavenPack AIS Balanced Index should not be relied upon; or

(e)	a data disruption from RavenPack, S&P Dow Jones Indices or Bloomberg, L.P. that materially impacts any determination relevant to the construction or calculation of the level of the Credit Suisse RavenPack AIS Balanced Index, as determined by the Index Sponsor.

Reference Disruption Events

A “Reference Disruption Event” includes each of the following:

•	the occurrence or existence, with respect to any security, future or other instrument that (i) tracks the level of an S&P Sector TR Index or (ii) an S&P Sector TR Index references or otherwise uses as a component in connection with the calculation or determination of the level of, an S&P Sector TR Index (each, a “Tracking Instrument”), of one of the following:

•	any suspension or limitation of trading on the New York Stock Exchange or the Nasdaq Stock Market (each an “Exchange”), whether imposed by such Exchange or otherwise (and whether by reason of movements in price exceeding limits permitted by such Exchange or otherwise), in respect of such Tracking Instrument;

•	any event (other than an early closure described in the sub-bullet immediately below) that disrupts or impairs, as determined by the Index Sponsor, the ability of market participants in general to effect transactions on an Exchange in, or to obtain market values for, any Tracking Instrument; or

•	on any Scheduled Trading Day (as defined herein) on which an Exchange is open for trading during its regular trading sessions, notwithstanding such Exchange closing before its scheduled closing time (each such day, an “Exchange Business Day”), the closure of such Exchange in respect of trading in any Tracking Instrument prior to its scheduled closing time; provided that, if such Exchange announces such earlier closing time at least one hour before the earlier of (i) the actual closing time for the regular trading session on such Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the system of such Exchange for execution at the scheduled closing time on such Exchange Business Day, such early closure will not constitute a Reference Disruption Event;

•	any failure to publish the level of an S&P Sector TR Index, or Tracking Instrument for any reason on any day when such S&P Sector TR Index or Tracking Instrument is due to be published; or

•	any event that, in the determination of the Index Sponsor, disrupts or impairs the ability of market participants (including the Index Sponsor and/or its affiliates) in general to effect transactions in, or to obtain market values for, any Tracking Instrument;

that, in the determination of the Index Sponsor, has a material effect on the construction or calculation of the level of the Credit Suisse RavenPack AIS Balanced Index.

A “Scheduled Trading Day” is, with respect to an Exchange, any day on which such Exchange is scheduled to be open for trading for its regular trading session.

Discontinuation of a Fixed Income Index Component

A component of a Fixed Income Index is “discontinued” if (i) the Chicago Mercantile Exchange discontinues publishing the price of such component, or (ii) the “Fixed Income Index Committee” (which is a group composed of senior management of Credit Suisse that has responsibility for approving certain actions under the calculation of the Fixed Income Indices) concludes that the cost of maintaining the right to use such component and its related data is no longer commercially reasonable. In the event that a component of a Fixed Income Index is permanently discontinued or otherwise unavailable, if the Index Sponsor determines in its sole discretion that a successor or substitute component (the “Successor Index Component”) is published and is comparable to the discontinued component, then the Index Sponsor may substitute the Successor Index Component for the discontinued component.

Important Information

CSI is authorized by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority (“FCA”) and the PRA. Notwithstanding that CSI is so regulated, the rules of neither the FCA nor the PRA are incorporated into this document.

The Index Administrator and Index Calculation Agent are part of the same group. CSI or its affiliates may also offer securities or other financial products, the return of which is linked to the performance of the Credit Suisse RavenPack AIS Balanced Index. CSI or its affiliates may, therefore, in each of its capacities face a conflict in its obligations carrying out such role with investors in the securities or other financial products.

CSI is the Index Administrator, Index Sponsor and Index Calculation Agent. CSI may transfer or delegate to another entity, at its discretion and in compliance with applicable law and regulation, some or all of the functions and calculations associated with the role of Index Administrator, Index Sponsor and Index Calculation Agent respectively.

CSI as Index Administrator is the final authority on the Credit Suisse RavenPack AIS Balanced Index and the interpretation and application of the Credit Suisse RavenPack AIS Balanced Index methodology.

CSI, as Index Sponsor or Index Administrator may, in accordance with the conditions and other terms specified in “Maintenance of the Credit Suisse RavenPack AIS Balanced Index” herein, supplement, amend (in whole or in part), revise or terminate the Credit Suisse RavenPack AIS Balanced Index in compliance with applicable law and regulation at any time. The Credit Suisse RavenPack AIS Balanced Index methodology may change without prior notice. Such a supplement, amendment, revision or withdrawal may lead to a change in the way the Credit Suisse RavenPack AIS Balanced Index is calculated or constructed and may affect the Credit Suisse RavenPack AIS Balanced Index in other ways.

Neither CSI as Index Administrator nor CSI as Index Calculation Agent warrants or guarantees the accuracy or timeliness of calculations of the level of the Credit Suisse RavenPack AIS Balanced Index or the availability of the level of Credit Suisse RavenPack AIS Balanced Index on any particular date or at any particular time.

Neither CSI nor any of its affiliates (including their respective officers, employees and delegates) shall be under any liability to any party on account of any loss suffered by such party (however such loss may have been incurred) in connection with anything done, determined, interpreted, amended or selected (or omitted to be done, determined or selected) by it in connection with the Credit Suisse RavenPack AIS Balanced Index. Without prejudice to the generality of the foregoing, neither CSI nor any of its affiliates shall be liable for any loss suffered by any party as a result of any determination, calculation, interpretation, amendment or selection it makes (or fails to make) in relation to the construction or the valuation of the Credit Suisse RavenPack AIS Balanced Index and, once made, neither CSI nor any of its affiliates shall be under any obligation to revise any calculation, determination, amendment, interpretation and selection made by it for any reason. Neither CSI nor any of its affiliates makes any warranty or representation whatsoever, express or implied, as to the results to be obtained from the use of the Credit Suisse RavenPack AIS Balanced Index, or as to the performance and/or the value thereof at any time (past, present or future).

The strategy underlying the Credit Suisse RavenPack AIS Balanced Index (the “Balanced Index Strategy”) is a proprietary strategy of the Index Administrator. The Balanced Index Strategy is subject to change at any time by the Index Administrator, in accordance with the relevant provisions of the Credit Suisse RavenPack AIS Balanced Index methodology or otherwise as required by applicable law and regulations. Neither CSI nor its affiliates shall be under any liability to any party on account of any loss suffered by such party in connection with any change in any such strategy, or determination or omission in respect of such strategy.

Neither CSI nor any of its affiliates is under any obligation to monitor whether or not an Index Disruption Event has occurred and shall not be liable for any losses resulting from (i) any determination that an Index Disruption Event has occurred or has not occurred, (ii) the timing relating to the determination that an Index Disruption Event has occurred or (iii) any actions taken or not taken by CSI or any of its affiliates as a result of such determination.

Unless otherwise specified, CSI shall make all calculations, determinations, amendments, interpretations and selections in respect of the Credit Suisse RavenPack AIS Balanced Index. Neither CSI nor any of its affiliates (including their respective officers, employees and delegates) shall have any responsibility for good faith errors or omissions in its calculations, determinations, amendments, interpretations and selections as provided in the Credit Suisse RavenPack AIS Balanced Index methodology. The calculations, determinations, amendments, interpretations and selections of CSI shall be made by it in accordance with the Credit Suisse RavenPack AIS Balanced Index methodology, acting in good faith and in a commercially reasonable manner and (where there is a corresponding applicable regulatory obligation) shall take into account whether fair treatment is achieved by any such calculation, determination, amendment, interpretation and selections in accordance with its applicable regulatory obligations (having regard in each case to the criteria stipulated herein and (where relevant) on the basis of information provided to or obtained by employees or officers of CSI responsible for making the relevant calculations, determinations, amendments, interpretations and selections). For the avoidance of doubt, any calculations or determinations made by CSI under the Credit Suisse RavenPack AIS Balanced Index methodology on an estimated basis may not be revised following the making of such calculation or determination.

No person may reproduce or disseminate the level of the Credit Suisse RavenPack AIS Balanced Index or this underlying supplement without the prior written consent of CSI or its affiliates (where applicable). This underlying supplement not intended for distribution to, or use by any person in a jurisdiction where such distribution or use is prohibited by law or regulation. No one other than CSI or its affiliates (where applicable) is permitted to use the Credit Suisse RavenPack AIS Balanced Index or this underlying supplement in connection with the writing, trading, marketing, or promotion of any financial instruments or products or to create any indices.

This underlying supplement is subject to mandatory provisions of applicable law and regulation which apply to the Index Administrator or the Index Calculation Agent and nothing in this underlying supplement shall exclude or limit liability to the extent such exclusion or limitation is not permitted by such law or regulation.

The Index Administrator may make any change or modification to the Credit Suisse RavenPack AIS Balanced Index which may be necessary for the purposes of ensuring compliance by the Index Administrator with its obligations under the BMR and any successor or additional benchmarks legislation or regulation applicable in the United Kingdom. The Index Administrator may determine such change or modification to be “necessary” if CSI or its affiliates are unable, after using commercially reasonable efforts, to comply with such obligations.

THE CREDIT SUISSE RAVENPACK ARTIFICIAL INTELLIGENCE SENTIMENT INDEX

All disclosure contained in this underlying supplement regarding the Credit Suisse RavenPack Artificial Intelligence Sentiment Index (the “Credit Suisse RavenPack AIS Index”), including, without limitation, its make-up, method of calculation and changes to its components, has been derived from information prepared by Credit Suisse International (“CSI”), information provided by RavenPack and from publicly available information. CSI, as the sponsor of the Credit Suisse RavenPack AIS Index (in such capacity, the “Index Sponsor), controls the policies of the Credit Suisse RavenPack AIS Index. The Index Sponsor also acts as the administrator of the Credit Suisse RavenPack AIS Index for the purposes of the Benchmark Regulation (Regulation (EU) 2016/1011) (the “BMR”) (the “Index Administrator”). CSI, as the calculation agent for the Credit Suisse RavenPack AIS Index (in such capacity, the “Index Calculation Agent”), is responsible for calculating the Credit Suisse RavenPack AIS Index. However, CSI may delegate to a third party some or all of their functions in respect of the Credit Suisse RavenPack AIS Index. A committee whose membership comprises personnel from CS (the “Index Committee”) governs the Credit Suisse RavenPack AIS Index. The Index Committee is responsible for approving certain actions in calculating and maintaining the Credit Suisse RavenPack AIS Index as described herein. The Index Calculation Agent will consult the Index Committee as necessary on matters of interpretation in calculating the Credit Suisse RavenPack AIS Index. Neither CSI nor the Index Committee has any obligation to take the needs of any investor in the securities, CSI or any of their clients into consideration in determining, composing, calculating or publishing the Credit Suisse RavenPack AIS Index or any of the components of the Credit Suisse RavenPack AIS Index.

Overview

RavenPack has developed an algorithm, licensed by CSI for use by the Credit Suisse RavenPack AIS Index, that is designed to assign scores to news items that discuss companies (the “RPNA Algorithm”). While the RPNA Algorithm assigns many different types of scores to news items, the Credit Suisse RavenPack AIS Index uses three of these scores that are on a scale from zero to 100 that are meant to reflect the “relevance,” “novelty” and “sentiment” of the news items in relation to the companies discussed in such news item.

As an algorithm, the RPNA Algorithm does not aim to comprehend any particular news item. Rather, the RPNA Algorithm processes particular words in a given news item to mathematically determine, with respect to each company (or affiliate) discussed within the news item, how “relevant” the news item is to the company (which is called the “Relevance Score”), how “novel” the news item is about the company (which is called the “Novelty Score”) and whether the news item expresses a “positive” or “negative” sentiment about the company (which is called the “Event Score”). The RPNA Algorithm might calculate, for example, a news item about a company or one of its affiliates as more “relevant,” with a higher Relevance Score, if the name of the company or one of its affiliates occurs with a greater frequency relative to other words in the story. Similarly, the RPNA Algorithm might calculate a news item as “novel,” with a higher Novelty Score, if it is the first story about a company that has appeared within a 24-hour time window. In the same vein, the RPNA Algorithm might calculate a more “positive” sentiment about a company, with a higher Event Score, depending on the frequency of particular words detected by the RPNA Algorithm as “positive” signals in a news item. Using these scores, the Credit Suisse RavenPack AIS Index selects the most relevant and most novel news items with significant positive or negative sentiment in relation to earnings or revenues of the companies in a particular sector and calculates a “Sentiment Score” for such sector based on the Event Scores of the selected news items. The scoring of a news item and the calculation of a Sentiment Score are described more fully under “Sentiment Scoring” herein.

Because the RPNA Algorithm does not aim to comprehend news items, it cannot necessarily predict human or the market classification or sentiment of a particular news item. For example, the RPNA Algorithm might not process enthusiasm, nuance, sarcasm, satire or other types of writing that a human could understand. The RPNA Algorithm also does not learn from news items it processes or adapt to its environment and, as a static algorithm, will continue to use the same mathematical rules to process news items, even as news develops over time. The RPNA Algorithm is called “artificial intelligence” only in the limited sense that it applies static algorithmic rules to language to produce a mathematical result that might indicate relevance, novelty or a given sentiment about a company. See “Selected Risk Considerations—Selected Risk Factors Related to the Credit Suisse RavenPack AIS

Index—The Credit Suisse RavenPack AIS Index Is Called “Artificial Intelligence” Only in the Limited Sense that It Is Based on a Static Algorithm” herein.

The Credit Suisse RavenPack AIS Index is designed to maintain exposure to a hypothetical portfolio of at least four sectors of the S&P 500® Index. The Credit Suisse RavenPack AIS Index selects at least four of the eleven industry-specific sub-indices of the S&P 500® Index set forth in the table herein (each, an “S&P Sector TR Index,” collectively, the “S&P Sector TR Indices” and individually, “”, where n is the corresponding number set forth in the table herein) for inclusion in the Credit Suisse RavenPack AIS Index’s hypothetical portfolio based on the quarterly measurement of the Sentiment Score for each S&P Sector TR Index. The Sentiment Score for each S&P Sector TR Index is based on Event Scores of the news items selected by the RPNA Algorithm that discuss companies in such S&P Sector TR Index as described in more detail under “Sentiment Scoring” herein.

The four S&P Sector TR Indices that are deemed to have the most positive Sentiment Score relating to earnings and revenue as of the last trading day of the immediately preceding calendar quarter, are selected for hypothetical long exposure. In the event that two or more S&P Sector TR Indices have the same Sentiment Score, each such S&P Sector TR Index within a Sentiment Score within the top four will be selected for inclusion in the Credit Suisse RavenPack AIS Index for that quarter. In such case, the Credit Suisse RavenPack AIS Index will provide long exposure to more than four S&P Sector TR Indices during such quarter.

The Credit Suisse RavenPack AIS Index applies quarterly index weights to each selected S&P Sector TR Index, which are (i) directly proportional to the market capitalization of such S&P Sector TR Index within the S&P 500® Index and (ii) inversely proportional to an estimate of the realized volatility of such S&P Sector TR Index. Because a company of a higher market capitalization tends to have greater liquidity, the proportional correlation between the quarterly index weight of an S&P Sector TR Index and the market capitalization of such S&P Sector TR Index within the S&P 500® Index will reduce the weight of an S&P Sector TR Index with lower liquidity and increase the weight of an S&P Sector TR Index with greater liquidity. The inverse correlation between the quarterly index weight of an S&P Sector TR Index and an estimate of the realized volatility of such S&P Sector TR Index will reduce the weight of a more volatile S&P Sector TR Index and increase the weight of a less volatile S&P Sector TR Index, in an to attempt to equalize the risk contribution to the performance of the Credit Suisse RavenPack AIS Index between more and less volatile S&P Sector TR Indices. The quarterly rebalancing of the selected S&P Sector TR Indices within the Credit Suisse RavenPack AIS Index is described under “Calculation of the Credit Suisse RavenPack AIS Index—S&P Sector TR Index Weights” herein.

The eleven S&P Sector TR Indices together represent all of the companies included in the S&P 500® Index, with each S&P Sector TR Index being composed of stocks (each, a “Component Stock”) representing a particular industry or economic segment within the S&P 500® Index. The S&P 500® Index allocates each of the stocks included in the S&P 500® Index to one S&P Sector TR Index. Stocks included in the S&P 500® Index are selected for inclusion in a particular S&P Sector TR Index based on their Global Industry Classification Standard classification. The eleven S&P Sector TR Indices and their Bloomberg tickers are identified in the table herein. For additional information about each S&P Sector TR Index, see “S&P Sector TR Index Methodology” herein.

Number	S&P Sector TR Index	Ticker
1	S&P 500® Consumer Discretionary Sector TR Index	SPTRCOND
2	S&P 500® Consumer Staples Sector TR Index	SPTRCONS
3	S&P 500® Energy Sector TR Index	SPTRENRS
4	S&P 500® Financials Sector TR Index	SPTRFINL
5	S&P 500® Health Care Sector TR Index	SPTRHLTH
6	S&P 500® Industrials Sector TR Index	SPTRINDU
7	S&P 500® Information Technology Sector TR Index	SPTRINFT
8	S&P 500® Materials Sector TR Index	SPTRMATR
9	S&P 500® Real Estate (Sector) Index Total Return*	SPTRRLST

10	S&P 500® Telecommunication Services Sector TR Index	SPTRTELS
11	S&P 500® Utilities Sector TR Index	SPTRUTIL

*	The S&P 500® Real Estate (Sector) Index Total Return did not exist as a distinct S&P Sector TR Index prior to September 19, 2016. Thus, the first Rebalance Date (as defined herein) on which such S&P Sector TR Index was eligible for selection by the Credit Suisse RavenPack AIS Index was in December 2016.

Sentiment Scoring

The Credit Suisse RavenPack AIS Index calculates Sentiment Scores for each S&P Sector TR Index on a quarterly basis, based on the RPNA Algorithm’s Event Scores relating to the earnings and revenue news of each Component Stock’s issuer. The RPNA Algorithm processes unstructured text files produced by Dow Jones Newswires, The Wall Street Journal, Barron’s and MarketWatch (each, a “News Source”) to identify news items relating to each Component Stock’s issuer. The RPNA Algorithm scores each news item based on its Relevance Score, Novelty Score and Event Score.

The Credit Suisse RavenPack AIS Index uses these scores to select the most relevant and most novel news items with significant positive or negative sentiment in relation to earnings or revenues of each Component Stock’s issuer. The Event Scores for the news items related to each Component Stock’s issuer that satisfy the News Selection Conditions are averaged and scaled in order to arrive at an “Average EScore” for that Component Stock (as described in “Calculation of the Credit Suisse RavenPack AIS Index—Average EScores” herein). The Average EScores for each Component Stock included in an S&P Sector TR Index are then aggregated and weighted (as described in “Calculation of the Credit Suisse RavenPack AIS Index—S&P Sector TR Index Weights” herein) in order to arrive at a generalized Sentiment Score for that S&P Sector TR Index (as defined in “Calculation of the Credit Suisse RavenPack AIS Index—Sentiment Scores” herein), which attempts to measure the general positive or negative news sentiment relating to earnings and revenues over the preceding calendar quarter towards the Component Stock issuers whose stocks are included in such S&P Sector TR Index. The Credit Suisse RavenPack AIS Index is rebalanced for the subsequent quarter based on the Sentiment Scores for each S&P Sector TR Index.

On the first calendar day of each of March, June, September and December (each, an “Observation Date”), the Credit Suisse RavenPack AIS Index calculates a Sentiment Score for each S&P Sector TR Index in accordance with the following steps:

(1)	The Credit Suisse RavenPack AIS Index identifies the Component Stocks for such S&P Sector TR Index as of the last Index Calculation Day (as defined herein) in the month immediately preceding the month of such Observation Date (each, a “Weighting Date”) (see “S&P Sector TR Index Methodology – Criteria for Inclusion in the S&P Sector TR Indices” herein).

(2)	The Credit Suisse RavenPack AIS Index computes the quarterly weights (i) for each Component Stock within an S&P Sector TR Index based on the ratio of (a) the market capitalization of such Component Stock to (b) the sum of the market capitalization for all Component Stocks in such S&P Sector TR Index and (ii) for each S&P Sector TR Index within the S&P 500® Index based on the ratio of (1) the sum of the market capitalization for all Component Stocks in such S&P Sector TR Index to (2) the sum of the market capitalization for all Component Stocks in all S&P Sector TR Indices.

(3)	The Credit Suisse RavenPack AIS Index converts the dates and times of all news items that reference a Component Stock’s issuer published by a News Source from 12:00 a.m. in the morning New York time on the immediately preceding Observation Date to 12:00 a.m. in the morning New York time on the current Observation Date from Coordinated Universal Time to New York time.

(4)	In order to access the RPNA Algorithm’s data for each Component Stock in the S&P Sector TR Indices, the Credit Suisse RavenPack AIS Index maps the ISIN for each Component Stock to RavenPack’s proprietary company identification tags for the Component Stock’s issuer.

(5)	The Credit Suisse RavenPack AIS Index excludes from the Credit Suisse RavenPack AIS Index calculation all news items that do not satisfy all the below conditions (the “News Selection Conditions”):

•	a Relevance Score of 100 (i.e., describing an event that is algorithmically processed as highly relevant to the Component Stock’s issuer);

•	a Novelty Score of 100 (i.e., the first news item within a 24-hour time window to cover such event);

•	mapped by the RPNA Algorithm to either the “REVENUES” or “EARNINGS” event category, as discussed under “Overview—Event Score—RPNA Algorithm Events and Event Assessors” herein; and

•	a Modified EScore between -1 and -0.6 (inclusive) or between 0.6 and 1 (inclusive). The Credit Suisse RavenPack AIS Index calculates Modified EScores by scaling Event Scores as follows: 0.02 x Event Score for such news item – 1. In no event will a Modified EScore be less than -1 or greater than 1. The Credit Suisse RavenPack AIS Index only uses news items with Modified EScores between -1 and -0.6 (inclusive) or between 0.6 and 1 (inclusive) in an attempt to exclude news items with weak positive or negative sentiments.

(6)	For each Component Stock, the Credit Suisse RavenPack AIS Index calculates an Average EScore by taking the average of the Modified EScores for all news items relating to such Component Stock’s issuer that satisfy the News Selection Conditions. If no quarterly news items relating to a Component Stock’s issuer satisfy News Selection Conditions, then the Average EScore for such Component Stock is zero.

(7)	The Credit Suisse RavenPack AIS Index calculates a Sentiment Score for each S&P Sector TR Index by taking the weighted average of the Average EScores for each Component Stock included in such S&P Sector TR Index, applying the weight for each Component Stock as described in step (2)(i) herein.

After the Credit Suisse RavenPack AIS Index calculates a Sentiment Score for each S&P Sector TR Index, the Credit Suisse RavenPack AIS Index then sorts the S&P Sector TR Indices in descending order based on their Sentiment Scores. All S&P Sector TR Indices that have one of the top four Sentiment Scores (including, in the event of a tie, all S&P Sector TR Indices whose Sentiment Scores are equal to the first-, second-, third- or fourth-highest Sentiment Score, as applicable) are included in the Credit Suisse RavenPack AIS Index’s hypothetical portfolio for the following quarter.

Relevance Score

News items analyzed by the RPNA Algorithm that explicitly mention a Component Stock’s issuer are assigned a Relevance Score of between 0–100 (inclusive), indicating how strongly related the news item is to such company (with a higher value indicating greater relevance). Relevance Scores are determined based on the frequency and location of references to a given company (or its affiliates) within a news item (for example, with references to the company in the headline being weighted more strongly than references to the company in a table or chart contained in the body of the news item). Only news items with a Relevance Score of 100 are considered for the calculation of a Sentiment Score. For a news item to have a Relevance Score of 100, the Component Stock’s issuer or an affiliate must be included in the headline or title of the news item and be detected as playing a role in a categorized event detected in the headline. For example, in a news item with the headline “Company X Announces First Quarter Earnings Exceed Expectations,” the RPNA Algorithm should identify Company X as playing a role in the event detected in the headline. However, if the Component Stock’s issuer is mentioned in the headline but the Component Stock’s issuer is merely offering a rating or view on another company (e.g., Company X offering a view on the credit rating on Company Y) or if the Component Stock’s issuer is merely being referenced as the source of the news item (e.g., Company X reports a story on Company Y), such news item should not receive a Relevance Score of 100 with respect to that Component Stock’s issuer. An event that is not detected in the headline of a news item by the RPNA Algorithm should not be considered by the Credit Suisse RavenPack AIS Index, even if such event is covered in the body of such news item.

The RPNA Algorithm will determine whether a company or an individual mentioned in a new item is an affiliate of a Component Stock’s issuer (and thus, whether such news item should be related to such Component Stock’s issuer and scored by the RPNA Algorithm) based on an static algorithm subject to the same risks of the RPNA Algorithm itself. See “Selected Risk Considerations—Selected Risk Factors Related to the Credit Suisse RavenPack AIS Index—The Scoring and Classification of News Items May Be Materially Inaccurate.” It is possible that the RPNA Algorithm will over- or under-estimate the relevance to a Component Stock’s issuer of a particular news item that is about (or mentions) a particular affiliate.

Novelty Score

The RPNA Algorithm assigns each news item a Novelty Score of between 0–100 (inclusive). The Novelty Score attempts to represent how “new” or novel the news item is relative to other news items produced by any News Source on the same topic during the preceding 24-hour window. In an attempt to avoid using multiple news items published on the same day on the same topic in the calculation of the Credit Suisse RavenPack AIS Index, the Credit Suisse RavenPack AIS Index excludes all news items with a Novelty Score of less than 100 (i.e., any news item on a topic within a 24-hour window after the first news item on such topic). For a news item to have a Novelty Score of 100, it must be the first news item relating to a specific event that is processed by the RPNA Algorithm within a 24-hour window.

Event Score

The RPNA Algorithm assigns to each news item an Event Score from 0 to 100, representing the general positive (above 50) or negative (below 50) sentiment of such news item, as described herein.

Event Score Methodology

The RPNA Algorithm assigns a news item an Event Score that is positive (above 50), negative (below 50) or neutral. This Event Score is intended to represent a positive, negative or neutral sentiment about the Component Stock’s issuer discussed in the news item.

An Event Score closer to 0 reflects a more negative sentiment about the Component Stock’s issuer, while an Event Score closer to 100 reflects a more positive sentiment about the Component Stock’s issuer. For example, holding all other variables constant, a news item announcing earnings for a Component Stock’s issuer may have a neutral Event Score; a news item announcing a slight increase in earnings may have a slightly higher Event Score; and a news item announcing a Component Stock’s issuer’s earnings greatly exceeded market expectations may have a much higher Event Score.

RPNA Algorithm Events and Event Assessors

Prior to assigning a news item an Event Score, the RPNA Algorithm attempts to identify the event category and event discussed in the news item by algorithmically processing words in such news item. The RPNA Algorithm does this by attempting to identify the role played by a Component Stock’s issuer in a news item and attempting to identify key words and phrases such as “reports earnings” and “announces acquisition.” Event categories are sub-divided into specific events. The RPNA Algorithm has a database of over 2,000 events covering a wide range of topics. These events were developed by RavenPack in its discretion. The Credit Suisse RavenPack AIS Index excludes all news items relating to each Component Stock’s issuer except those that are mapped by the RPNA Algorithm to either the “REVENUES” or “EARNINGS” event category. The Credit Suisse RavenPack AIS Index does this in an attempt to base its hypothetical portfolio selections solely on news items about revenues and earnings.

There may be circumstances where the RPNA Algorithm is unable to identify the event discussed in a news item. In this situation, such new item will not be scored by the RPNA Algorithm. See “Selected Risk Considerations—Selected Risk Factors Related to the Credit Suisse RavenPack AIS Index—Because of Arbitrary Methodological Rules, the Credit Suisse RavenPack AIS Index Excludes News Items that May Be Significant to the Performance of Companies in the S&P Sector TR Indices” herein.

Each event has a default Event Score, which will be the Event Score a news item will receive if the RPNA Algorithm does not detect any relevant text in such news item that the RPNA Algorithm considers significant to the Event Score. However, a given news items may receive an Event Score different from the default score for an event if the RPNA Algorithm detects words it considers significant in the news item. To assign a news item a precise Event Score, the RPNA Algorithm detects and extracts quantitative and qualitative values from the text of such news item, such as bank rates, credit ratings, magnitudes, dates, numbers and emphatic language. If the event discussed in a news item has a default Event Score of 49 or lower, such news item should receive an actual Event Score in the range of 0 to 49. If the event discussed in a news item has a default Event Score of 51 or higher, such news item should receive an actual Event Score in the range of 51 to 100. If the event discussed in a news item has a default Event Score of 50, such news item may receive an actual Event Score in the range of 0 to 100.

Within the “REVENUES” and “EARNINGS” event categories, there are 27 events relating to revenues and 65 events relating to earnings. These events and their default Event Scores are set forth below.

Event Category	Event	Default Event Score
revenues	revenue-above-expectations	86
revenues	revenue-below-expectations	16
revenues	revenue-down	30
revenues	revenue-meet-expectations	59
revenues	revenue-up	69
revenues	revenues	50
revenues	revenue-estimate-downgrade	22
revenues	revenue-estimate-upgrade	80
revenues	revenue-estimate	50
revenues	revenue-guidance-above-expectations	83
revenues	revenue-guidance-below-expectations	19
revenues	revenue-guidance-down	19
revenues	revenue-guidance-meet-expectations	59
revenues	revenue-guidance-up	83
revenues	revenue-guidance	50
revenues	revenue-volume-down	30
revenues	revenue-volume-up	69
revenues	revenue-volume	50
revenues	same-store-sales-above-expectations	74
revenues	same-store-sales-below-expectations	27
revenues	same-store-sales-down	37
revenues	same-store-sales-meet-expectations	56
revenues	same-store-sales-up	62
revenues	same-store-sales	50
revenues	same-store-sales-guidance-down	29
revenues	same-store-sales-guidance-up	72
revenues	same-store-sales-guidance	50
earnings	earnings-above-expectations	88
earnings	earnings-below-expectations	13
earnings	earnings-delayed	26
earnings	earnings-down	28
earnings	earnings-early-release	45
earnings	earnings-meet-expectations	59
earnings	earnings-misstatement	13
earnings	earnings-negative	33
earnings	earnings-positive	69
earnings	earnings-up	68
earnings	earnings	50
earnings	earnings-estimate-downgrade	22
earnings	earnings-estimate-upgrade	80
earnings	earnings-estimate	50
earnings	earnings-guidance-above-expectations	83
earnings	earnings-guidance-below-expectations	19
earnings	earnings-guidance-down	19
earnings	earnings-guidance-meet-expectations	59
earnings	earnings-guidance-suspended	29
earnings	earnings-guidance-up	83

Event Category	Event	Default Event Score
earnings	earnings-guidance	50
earnings	earnings-per-share-above-expectations	83
earnings	earnings-per-share-below-expectations	19
earnings	earnings-per-share-down	19
earnings	earnings-per-share-meet-expectations	59
earnings	earnings-per-share-negative	33
earnings	earnings-per-share-positive	69
earnings	earnings-per-share-up	68
earnings	earnings-per-share	50
earnings	earnings-per-share-guidance	50
earnings	earnings-revision-down	13
earnings	earnings-revision-up	88
earnings	earnings-revision	29
earnings	ebit-down	28
earnings	ebit-negative	33
earnings	ebit-positive	69
earnings	ebit-up	68
earnings	ebita-down	28
earnings	ebita-negative	33
earnings	ebita-positive	69
earnings	ebita-up	68
earnings	ebita	50
earnings	ebita-guidance-down	19
earnings	ebita-guidance-up	83
earnings	ebita-guidance	50
earnings	ebitda-down	28
earnings	ebitda-negative	33
earnings	ebitda-positive	69
earnings	ebitda-up	68
earnings	ebitda	50
earnings	ebitda-guidance-down	19
earnings	ebitda-guidance-up	83
earnings	ebitda-guidance	50
earnings	operating-earnings-down	28
earnings	operating-earnings-negative	33
earnings	operating-earnings-positive	69
earnings	operating-earnings-up	68
earnings	operating-earnings	50
earnings	operating-earnings-guidance-down	19
earnings	operating-earnings-guidance-up	83
earnings	operating-earnings-guidance	50
earnings	pretax-earnings-down	32
earnings	pretax-earnings-negative	33
earnings	pretax-earnings-positive	69
earnings	pretax-earnings-up	68

To help RavenPack code the RPNA Algorithm, including default Event Scores for events and the ranges discussed above, RavenPack provided surveys to financial industry and economics professionals (“Event Assessors”). The Event Assessors were selected by RavenPack based on their professional and educational background, and on having (i) at least five years’ experience working in financial markets or (ii) a postgraduate degree in economics or finance. Additional factors, such as relevant professional licenses or other credentials, length of relevant experience, relevant publication history, prominence in relevant industry and awards received in relevant fields were considered in the selection. The RPNA Algorithm processes news items live and in real-time, and no Event Assessors review and score these news items.

RavenPack asked Event Assessors to position themselves as an investor looking to make a decision whether to buy or sell a company’s stock and evaluate whether a given event would have a short-term positive or negative impact on the share price of such company. A “positive” impact was defined as the event leading to a share price increase by end of day trading or in the next opening price, while a “negative” impact was described as the event leading to a share price decrease by end of day trading or in the next opening price. RavenPack asked Event Assessors to rate the sentiment of an event as Positive, Negative, Neutral or Unknown. RavenPack also asked Event Assessors to choose the degree of impact for each event on the share price of the company, with a score of “1” representing a low impact and a score of “5” representing the highest impact (events not expected to have an impact were given a score of “Zero”).

The surveys RavenPack provided to the Event Assessors served as assessments of the market impact of the different types of events RavenPack developed. However, while RavenPack created 27 events relating to revenues and 65 events relating to earnings, not all of these events were given to the Event Assessors to review. Instead, RavenPack modeled certain events to have the same default Event Score as other events (including events outside of the “REVENUES” and “EARNINGS” event categories) and then excluded those events from the Event Assessor surveys. Based on the surveys provided by the Event Assessors, RavenPack assigned default Event Scores for the events the Event Assessors considered and assigned other events RavenPack regarded as similar the same default Event Score. As a result, certain “REVENUES” and “EARNINGS” events that were not evaluated by the Event Assessors are treated by the RPNA Algorithm as identical to events that were evaluated by Event Assessors (including, in some cases, events evaluated by the Event Assessors outside of the “REVENUES” and “EARNINGS” event categories). RavenPack used its discretion to extrapolate the results from the limited data set received from the Event Assessors to code the RPNA Algorithm’s treatment of all events, including the other events not reviewed by Event Assessors. The following table sets forth examples of events that the RPNA Algorithm treats the same as other events.

Event	Identical To
same-store-sales	revenues
earnings-misstatement	earnings-below-expectations
earnings-estimate-downgrade	analyst-ratings-change-negative
earnings-revision-down	earnings-below-expectations

RavenPack’s approach to categorization, which forms the framework under which the RPNA Algorithm produces Event Scores, may not yield the same result as human or the market categorization of a particular event. For example, the RPNA Algorithm treats the event “same-store-sales” identically to the event “revenues.” However, when evaluating a particular company, news about same store sales may be more significant than news about revenues (e.g., changes in revenue as a result of an acquisition may not be as significant as changes in same store sales).

Examples of Event Scores

The tables below show actual Event Scores produced by the RPNA Algorithm for historical news headlines that cover different events. These tables illustrate how the RPNA Algorithm performed based on the actual words used in a headline (except that actual company, bank or service names have been replaced with “Company,” “Bank,” or “Service,” as applicable). The RPNA Algorithm assigned each of these news items a Relevance Score of 100 and a Novelty Score of 100. It is important to note, however, that these examples are offered to illustrate how the RPNA Algorithm operates with certain facts and they are not an indication of what the RPNA Algorithm may do in the future. The RPNA Algorithm process the entire new items, not just headlines, and that may accordingly produce very different results even for news items with very similar headlines.

Example 1: News items about event “Revenue-Above-Expectations”

Headline	Event Score
MW Company Q1 revenue $28.52 bln vs. $25.85 bln; Service consensus $2.28 bln	100
MW Company Q4 revenue $20.20 bln vs. $18.11 bln; Service consensus $20.08 bln	51

The RPNA Algorithm assigns news items about event “revenue-above-expectations” a positive Event Score, meaning an Event Score greater than 50. The default Event Score for a news item in the event category “revenue-above-expectations” is 86. In the above example, the RPNA Algorithm gave the first news item the highest possible Event Score of 100 and the second news item the lowest positive Event Score of 51.

The news item with the headline “MW Company Q4 revenue $20.20 bln vs. $18.11 bln; Service consensus $20.08 bln” would receive a Modified EScore of 0.02, calculated as follows: 0.02 x 51 – 1 = 0.02. Because this Modified EScore is greater than -0.6 but below 0.6, this news item should be excluded from the calculation of the Average EScore for this component stock, even if the market may have generally considered this news item significant to the performance of this company.

Example 2: News items about event “Earnings-Revision-Down”

Headline	Event Score
Press Release: Company Revises 2014 Earnings Downward by $0.03 per Diluted Share to Reflect Adjusted Tax Expense	13
Company Restates FY13 Net Income to $1.03 From $1.05/Shr	48

The RPNA Algorithm assigns news items about event “earnings-revision-down” a negative Event Score, meaning an Event Score less than 50. The default Event Score for a news item in the event category “earnings-revision-down” is 13. In the above example, the RPNA Algorithm gave in first news item a strongly negative Event Score of 13 and the second news item a moderately negative Event Score of 48.

Example 3: News items about event “Earnings-Estimate-Downgrade”

Headline	Event Score
Bank Cuts Company EPS View on Stronger Dollar -- Market Talk	22
Company 1Q Profit Seen Down -- Earnings Preview	22
Bank Lowers Company Earnings Estimate -- Market Talk	22
MW Analyst lowers Company earnings estimates, but sees buying opportunity	22
Bank Slashes Company Pretax Profit Estimates -- Market Talk	22
Joint Venture With Company Dents Company EPS -- Market Talk	22

The RPNA Algorithm assigns news items about event “earnings-estimate-downgrade” a negative Event Score, meaning an Event Score less than 50. The default Event Score for a news item about event “earnings-estimate-downgrade” is 22. The RPNA Algorithm assigned each of the above news items the default Event Score of 22 because the text in the news items that were screened by the RPNA Algorithm did not cause the Event Scores to be increased or decreased relative to the default Event Scores.

As this example illustrates, the RPNA Algorithm assigned each of these news items the same Event Score, even though each news item has a very different meaning, and the market may have generally perceived them with a greater or lesser amount of negativity than the RPNA Algorithm assigned. It is important to understand that the

RPNA Algorithm operates mechanically based on its algorithm rules and does not appreciate actual meaning or context to the words in a headline or a news item.

Quarterly Rebalancing

The Credit Suisse RavenPack AIS Index rebalances on the second Index Calculation Day of every March, June, September and December (each, a “Rebalance Date”) so that the hypothetical long positions the Credit Suisse RavenPack AIS Index maintains will reflect the four (or greater, in the event of a tie) S&P Sector TR Indices with the highest Sentiment Scores and the weightings of the S&P Sector TR Indices as of the immediately preceding Observation Date. As a result, on such Rebalance Date, the Credit Suisse RavenPack AIS Index adjusts or eliminates, as applicable, each existing hypothetical position in an S&P Sector TR Index and establishes new hypothetical positions in the S&P Sector TR Indices, reflecting the updated Sentiment Scores and revised weightings of notional positions in the S&P Sector TR Indices as of the immediately preceding Observation Date.

In addition, if any scheduled Rebalance Date is a Disrupted Day (as described in “Maintenance of the Credit Suisse RavenPack AIS Index—Suspension—Index Disruption” herein), such Rebalance Date shall be the immediately following Index Calculation Day that is not a Disrupted Day; provided the Index Calculation Agent may at any time take the actions described herein under “Suspension” upon the occurrence of a Disrupted Day.

Calculation of the Credit Suisse RavenPack AIS Index

The Index Calculation Agent calculates the level of the Credit Suisse RavenPack AIS Index and publishes the level of the Credit Suisse RavenPack AIS Index on Bloomberg page “CSRPAIS <Index>,” (as rounded to four (4) decimal places), on each day on which (i) a level for each S&P Sector TR Index is published and (ii) the New York Stock Exchange and the Nasdaq Stock Market (each an “Exchange”) are open (each such day, an “Index Calculation Day”). The Index Calculation Agent calculates and publishes the level of the Credit Suisse RavenPack AIS Index in respect of each Index Calculation Day at, or shortly after, 9:00 pm, New York time, on each Index Calculation Day.

The Index Calculation Agent has computed the closing level of the Credit Suisse RavenPack AIS Index since September 2, 2005 (the “Start Date”). The Index Calculation Agent began calculating the actual closing levels of the Credit Suisse RavenPack AIS Index beginning September 29, 2017.

The level of the Credit Suisse RavenPack AIS Index was equal to 100 on the Start Date. For all other Index Calculation Days (t), the Index Calculation Agent calculates the level of the Credit Suisse RavenPack AIS Index as follows:

Where:

is the level of the Credit Suisse RavenPack AIS Index as of the close of trading on Index Calculation Day (t).

is the Rebalance Date immediately preceding Index Calculation Day (t).

is the total number of S&P Sector TR Indices that are generally published (which was ten prior to September 19, 2016, and 11 from that date up until the date hereof).

is the Weight of the relevant S&P Sector TR Indexas of the Rebalance Date immediately preceding Index Calculation Day (t), calculated as described in “—S&P Sector TR Index Weights” herein.

is the closing level of the relevant S&P Sector TR Index on Index Calculation Day (t), as published by the relevant index sponsor or the relevant exchange (as applicable), rounded to two (2) decimal places.

Thus, the level of the Credit Suisse RavenPack AIS Index as of the close of trading on an Index Calculation Day is the product of (i) the level of the Credit Suisse RavenPack AIS Index on the Rebalance Date immediately preceding such Index Calculation Day and (ii) the sum of (a) one and (b) the sum of, for each S&P Sector TR Index, the product of (1) the Weight (calculated as described in “—S&P Sector TR Index Weights”) of such S&P Sector TR Index as of the Rebalance Date immediately preceding such Index Calculation Day and (2) the difference of (x) the quotient of (I) of the rounded closing level of such S&P Sector TR Index on such Index Calculation Day and (II) the rounded closing level of such S&P Sector TR Index on the Rebalance Date immediately preceding such Index Calculation Day and (y) one.

The Index Calculation Agent retains the right to delay publication of the level of the Credit Suisse RavenPack AIS Index if at such time it reasonably believes that circumstances are present that prevent the Credit Suisse RavenPack AIS Index from being correctly calculated. In the event that the level of the Credit Suisse RavenPack AIS Index published by the Index Calculation Agent on an Index Calculation Day (t) is amended after it is initially published, but prior to the publication of the level of the Credit Suisse RavenPack AIS Index on the following Index Calculation Day (t+1), the amended level of the Credit Suisse RavenPack AIS Index will be deemed to be the official fixing level and will be used in all applicable calculations.

Direction

The Sentiment Score of an S&P Sector TR Index, as compared to the Sentiment Score for each other S&P Sector TR Index, determines the Direction of such S&P Sector TR Index. The Direction of an S&P Sector TR Index is either 1 or 0 and determines whether that S&P Sector TR Index is included in the Credit Suisse RavenPack AIS Index for a given quarter.

If the Direction for an S&P Sector TR Index is equal to one (1), then the Credit Suisse RavenPack AIS Index allocates exposure to that S&P Sector TR Index; otherwise, the Direction for an S&P Sector TR Index will equal zero (0) and the Credit Suisse RavenPack AIS Index will not allocate exposure to that S&P Sector TR Index. The Credit Suisse RavenPack AIS Index readjusts the Directions of the S&P Sector TR Indices, and thus, the particular S&P Sector TR Indices in which the Credit Suisse RavenPack AIS Index maintains exposure, on a quarterly basis on each Rebalance Date (as described in “Overview—Quarterly Rebalancing” herein) in light of the quarterly Sentiment Scores for the S&P Sector TR Indices.

The Credit Suisse RavenPack AIS Index calculates the “Direction” () of the relevant S&P Sector TR Index on any Rebalance Date (t) as follows:

Where:

is the numerical rank (when the Sentiment Scores for each S&P Sector TR Index are sorted in descending order, i.e., from highest to lowest) of the Sentiment Score (), calculated as described under “—Sentiment Scores” herein, for the relevant S&P Sector TR Index on the Rebalance Date, with ties being assigned the same numerical rank. (With respect to the S&P 500® Real Estate (Sector) Index Total Return, = 0 for all Rebalance Dates prior to December 1, 2016.)

Thus, the Direction of an S&P Sector TR Index on a Rebalance Date is (i) one if the numerical rank of such S&P Sector TR Index’s Sentiment Score on such Rebalance Date, when ranked in descending order against the

Sentiment Score of each other S&P Sector TR Index on such Rebalance Date, is less than or equal to four or (ii) zero otherwise.

S&P Sector TR Index Weights

In order to determine how much exposure the Credit Suisse RavenPack AIS Index allocates to each selected S&P Sector TR Index, the Credit Suisse RavenPack AIS Index applies an index weight to each selected S&P Sector TR Index. On any Rebalance Date, the weighting of each selected S&P Sector TR Index is (i) directly proportional to the weighted-average market capitalization of that S&P Sector TR Index relative to the S&P 500® Index and (ii) inversely proportional to the estimated Realized Volatility (as described herein) of such S&P Sector TR Index. The Credit Suisse RavenPack AIS Index calculates the “Weight” (“”) of each S&P Sector TR Index (n) on Rebalance Date (t) as follows:

Where:

is the Direction of the relevant S&P Sector TR Index on Rebalance Date (t), calculated as described in “Calculation of the Credit Suisse RavenPack AIS Index—Direction” herein.

is the weighted-average market capitalization of the relevant S&P Sector TR Index relative to the S&P 500® Index as of Weighting Date (t) immediately preceding the Rebalance Date (t).

is the Realized Volatility for the relevant S&P Sector TR Index as of the close of trading on Index Calculation Day (t), calculated as described herein.

is the first Index Calculation Day of the month of March, June, September or December that immediately precedes Rebalance Date (t).

Thus, the Weight of an S&P Sector TR Index on a Rebalance Date is the product of (i) the quotient of (a) the product of (1) the Direction of such S&P Sector TR Index on such Rebalance Date and (2) the sector weight of such S&P Sector TR Index relative to the S&P 500® Index as of the Weighting Date immediately preceding such Rebalance Date and (b) the Realized Volatility of such S&P Sector TR Index on the first Index Calculation Day of the month of March, June, September or December that immediately precedes such Rebalance Date and (ii) the quotient of (x) one and (y) the sum of, for each S&P Sector TR Index, the quotient of (1) the product of (A) the Direction of such S&P Sector TR Index on such Rebalance Date and (B) the sector weight of such S&P Sector TR Index relative to the S&P 500® Index as of the Weighting Date immediately preceding such Rebalance Date and (2) the Realized Volatility of such S&P Sector TR Index on the first Index Calculation Day of the month of March, June, September or December that immediately precedes such Rebalance Date.

Realized Volatility

To measure the Realized Volatility of each S&P Sector TR Index, the Credit Suisse RavenPack AIS Index first calculates the exponential moving average of the variance of such S&P Sector TR Index. Variance is the square of volatility and is used in certain products in the over-the-counter derivatives market in place of volatility due to mathematical properties that make it more convenient for financial institutions to value and hedge those products. The variance of each S&P Sector TR Index on each day is calculated using the exponential moving average of the variance of such S&P Sector TR Index. A simple moving average is the unweighted average of a previous fixed subset of data points, such as index closing levels. When a new data point is included in the average, the then oldest data point is excluded. An exponential moving average includes all of the data points from a fixed starting point and applies a decay factor to exponentially decrease the weights given to older data points. The exponential moving averages used by the Credit Suisse RavenPack AIS Index thus give the most weight to the most recent variance. The Credit Suisse RavenPack AIS Index calculates an exponential moving average of the variance of each S&P Sector TR Index using a decay factor of 0.97. Approximately 99% of the weight included in an exponential moving average is derived from the previous 152 trading days.

For all Index Calculation Days (t) after the Start Date, the Credit Suisse RavenPack AIS Index calculates the square of “Realized Volatility” (“”) for each S&P Sector TR Index (n) as follows:

Where:

is the Realized Volatility for the relevant S&P Sector TR Index as of the close of trading on Index Calculation Day (t).

is the closing level for the relevant S&P Sector TR Index on Index Calculation Day (t).

Ln(x)	is the natural logarithmic function.

Thus, the Realized Volatility of an S&P Sector TR Index on an Index Calculation Day is the square root of the sum of (i) the product of (a) 0.97 and (b) the square of Realized Volatility of such S&P Sector TR Index on the previous Index Calculation Day and (ii) the product of (1) the difference of (x) one and (y) 0.97, (2) the square of the natural logarithmic function of the quotient of (A) the closing level for such S&P Sector TR Index on such Index Calculation Day and (B) the closing level for such S&P Sector TR Index on the previous Index Calculation Day and (3) 252.

Sentiment Scores

The quarterly Sentiment Score for an S&P Sector TR Index is a measurement of the general positive or negative news sentiment towards the Component Stock issuers included in such S&P Sector TR Index, as described in more detail in “Overview—Sentiment Scoring” herein. The Credit Suisse RavenPack AIS Index calculates the Sentiment Score for each S&P Sector TR Index by aggregating and weighting the Average EScores for each Component Stock included in that S&P Sector TR Index. In particular, on each Rebalance Date (t), the Sentiment Score (“”) for each S&P Sector TR Index is calculated as follows:

Where:

is the total number of stocks (each, a ) included in the relevant S&P Sector TR Index as of Weighting Date (t) immediately preceding Rebalance Date (t).

is the kth stock (listed in alphabetical order) as of Index Calculation Day (t) that is a Component Stock of the relevant S&P Sector TR Index.

is the weight of in the relevant S&P Sector TR Index as of Weighting Date (t) immediately preceding Rebalance Date (t).

is the Average EScore for as of Weighting Date (t) immediately preceding Rebalance Date (t), calculated as described under “—Average EScores” herein.

Thus, the Sentiment Score for an S&P Sector TR Index on a Rebalance Date is the sum of, for each stock included in the S&P Sector TR Index as of the immediately preceding Weighting Date, the product of (i) the weight of such stock in such S&P Sector TR Index as of such Weighting Date and (ii) the Average EScore of such stock as of such Weighting Date.

Average EScores

The Average EScore for each Component Stock is calculated based on the Relevance Scores, Novelty Scores and Event Scores (scaled as described herein) for the universe of news items relating to that Component Stock’s issuer that satisfy the requirements described in “Overview—Sentiment Scoring” herein. The Average EScores for the Component Stocks included in an S&P Sector TR Index are then aggregated and weighted in order to determine the Sentiment Score for that S&P Sector TR Index (as described in “—Sentiment Scores” herein).

In particular, the Credit Suisse RavenPack AIS Index calculates the “Average EScore” for each Component Stock included in an S&P Sector TR Index on a Weighting Date () as follows:

Where:

denotes the number of elements contained in the enclosed set.

is the set of news items during the period related to of satisfying the set of News Selection Conditions, .

is the News Selection Conditions for a news item, namely, a Relevance Score of 100; a Novelty Score of 100; event category of “REVENUES” or “EARNINGS”; and a Modified EScore from -1 to -0.6 or from 0.6 to 1 (as described in more detail in “Overview—Sentiment Scoring” herein).

is the observation period as of the Weighting Date, which includes all days in the period ,). The “Observation Period” begins at midnight New York time on the Observation Date immediately preceding the Weighting Date and ends at midnight New York time on the Observation Date immediately following the Weighting Date.

ModifiedESS(aNews)	is the Modified EScore of a new item, calculated as follows: 0.02 x Event Score for such news item – 1. In no event will a Modified EScore be less than -1 or greater than 1.

Thus, the Average EScore for a Component Stock included in an S&P Sector TR Index on a Weighting Date is the product of (i) the quotient of (a) one and (b) the number of news items related to such Component Stock that satisfy the News Selection Conditions during the Observation Period and (ii) the sum of the Modified EScores for each news item related to such Component Stock that satisfies the News Selection Conditions during the Observation Period.

Maintenance of the Credit Suisse RavenPack AIS Index

Amendments

The Index Sponsor may, with the approval of the Index Committee, supplement, amend (in whole or in part), revise, rebalance or withdraw the Credit Suisse RavenPack AIS Index at any time if one of the following occurs:

(a)	there is any event or circumstance that in the determination of the Index Sponsor makes it impossible or impracticable to calculate the Credit Suisse RavenPack AIS Index pursuant to the Credit Suisse RavenPack AIS Index rules;

(b)	the Index Sponsor requires a change to the Credit Suisse RavenPack AIS Index rules to address an error, ambiguity or omission in the determination of the Index Sponsor; or

(c)	the Index Sponsor determines that an Extraordinary Event has occurred,

provided, that in any such circumstance, any resulting supplement to or amendment or revision of the Credit Suisse RavenPack AIS Index methodology will be consistent with the fundamental structure and objectives of the Credit Suisse RavenPack AIS Index.

A supplement, amendment, revision, rebalancing or withdrawal may lead to a change in the way the Credit Suisse RavenPack AIS Index is calculated or constructed. Such changes may include, but are not limited to, substitution of an S&P Sector TR Index, index rebalancing on a date that is not a Rebalance Date but otherwise in accordance with the rebalancing process specified herein. In the event that Index Sponsor substitutes any S&P Sector TR Index or other factor, it will attempt to find a substitute asset or factor that is substantially similar to existing components or factors and in general will attempt to minimize the extent of any such change.

“Extraordinary Event” means (i) S&P Dow Jones Indices discontinues an S&P Sector TR Index or an S&P Sector TR Index otherwise becomes generally unavailable to market participants or (ii) there is a change in any applicable law or regulation, or any decision or promulgation of any change in the interpretation by any court, tribunal or regulatory authority of any applicable law or regulation, relating to the Credit Suisse RavenPack AIS Index, that make it impossible, using commercially reasonable efforts, to comply with such change pursuant to the Credit Suisse RavenPack AIS Index methodology.

Suspension

Index Disruption

Where, in the determination of CSI, acting as the Index Sponsor, an Index Disruption Event has occurred or is existing and subsisting in respect of any Index Calculation Day (a “Disrupted Day”), CSI, acting as the Index Calculation Agent, may in respect of such Disrupted Day (i) suspend the calculation and publication of the level of the Credit Suisse RavenPack AIS Index until the first succeeding Index Calculation Day that is not a Disrupted Day and/or (ii) determine the level of the Credit Suisse RavenPack AIS Index in respect of such Index Calculation Day (the “Disruption Determination Date”) on the basis of estimated or adjusted data in accordance with the formula for, and method of calculating, the Credit Suisse RavenPack AIS Index last in effect prior to the commencement of the Credit Suisse RavenPack AIS Index Disruption Event.

For these purposes, “Index Disruption Event” means a General Disruption Event or a Reference Disruption Event, each as defined herein.

General Disruption Events

In the determination of the Index Sponsor, each of the following events is a “General Disruption Event”:

(a)	a closure of the money markets denominated in U.S. dollars or any other relevant currency, as determined by the Index Sponsor, other than for ordinary public holidays, or a restriction or suspension in trading in these markets that materially impacts any determination relevant to the construction or calculation of the level of the Credit Suisse RavenPack AIS Index;

(b)	any event resulting in a breakdown in any means of communication or procedure normally used to enable the determination of the level of the Credit Suisse RavenPack AIS Index;

(c)	any other event that the Index Sponsor determines will, or is likely to, prevent the prompt or accurate determination of the level of the Credit Suisse RavenPack AIS Index;

(d)	a conclusion by the Index Sponsor that, as a consequence of any such event described in (b) through (c) herein, the last reported level of the Credit Suisse RavenPack AIS Index should not be relied upon; or

(e)	a data disruption from RavenPack, S&P Dow Jones Indices or Bloomberg, L.P. that materially impacts any determination relevant to the construction or calculation of the level of the Credit Suisse RavenPack AIS Index, as determined by the Index Sponsor.

Reference Disruption Events

A “Reference Disruption Event” includes each of the following:

•	the occurrence or existence, with respect to any security, future or other instrument that (i) tracks the level of an S&P Sector TR Index or (ii) an S&P Sector TR Index references or otherwise uses as a component in connection with the calculation or determination of the level of, an S&P Sector TR Index (each, a “Tracking Instrument”), of one of the following:

•	any suspension or limitation of trading on the relevant Exchange, whether imposed by such Exchange or otherwise (and whether by reason of movements in price exceeding limits permitted by such Exchange or otherwise), in respect of such Tracking Instrument;

•	any event (other than an early closure described in the sub-bullet immediately below) that disrupts or impairs, as determined by the Index Sponsor, the ability of market participants in general to effect transactions on an Exchange in, or to obtain market values for, any Tracking Instrument; or

•	on any Scheduled Trading Day (as defined herein) on which an Exchange is open for trading during its regular trading sessions, notwithstanding such Exchange closing before its scheduled closing time (each such day, an “Exchange Business Day”), the closure of such Exchange in respect of trading in any Tracking Instrument prior to its scheduled closing time; provided that, if such Exchange announces such earlier closing time at least one hour before the earlier of (i) the actual closing time for the regular trading session on such Exchange on such Exchange Business Day and (ii) the submission deadline for orders to be entered into the system of such Exchange for execution at the scheduled closing time on such Exchange Business Day, such early closure will not constitute a Reference Disruption Event;

•	any failure to publish the level of an S&P Sector TR Index, or Tracking Instrument for any reason on any day when such S&P Sector TR Index or Tracking Instrument is due to be published; or

•	any event that, in the determination of the Index Sponsor, disrupts or impairs the ability of market participants (including the Index Sponsor and/or its affiliates) in general to effect transactions in, or to obtain market values for, any Tracking Instrument;

that, in the determination of the Index Sponsor, has a material effect on the construction or calculation of the level of the Credit Suisse RavenPack AIS Index.

A “Scheduled Trading Day” is, with respect to an Exchange, any day on which such Exchange is scheduled to be open for trading for its regular trading session.

Important Information

CSI is authorized by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority (“FCA”) and the PRA. Notwithstanding that CSI is so regulated, the rules of neither the FCA nor the PRA are incorporated into this document.

The Index Administrator and Index Calculation Agent are part of the same group. CSI or its affiliates may also offer securities or other financial products, the return of which is linked to the performance of the Credit Suisse RavenPack AIS Index. CSI or its affiliates may, therefore, in each of its capacities face a conflict in its obligations carrying out such role with investors in the securities or other financial products.

CSI is the Index Administrator, Index Sponsor and Index Calculation Agent. CSI may transfer or delegate to another entity, at its discretion and in compliance with applicable law and regulation, some or all of the functions and calculations associated with the role of Index Administrator, Index Sponsor and Index Calculation Agent respectively.

CSI as Index Administrator is the final authority on the Credit Suisse RavenPack AIS Index and the interpretation and application of the Credit Suisse RavenPack AIS Index methodology.

CSI, as Index Sponsor or Index Administrator may, in accordance with the conditions and other terms specified in “Maintenance of the Credit Suisse RavenPack AIS Index” herein, supplement, amend (in whole or in part), revise or terminate the Credit Suisse RavenPack AIS Index in compliance with applicable law and regulation at any time. The Credit Suisse RavenPack AIS Index methodology may change without prior notice. Such a supplement, amendment, revision or withdrawal may lead to a change in the way the Credit Suisse RavenPack AIS Index is calculated or constructed and may affect the Credit Suisse RavenPack AIS Index in other ways.

Neither CSI as Index Administrator nor CSI as Index Calculation Agent warrants or guarantees the accuracy or timeliness of calculations of the level of the Credit Suisse RavenPack AIS Index or the availability of the level of Credit Suisse RavenPack AIS Index on any particular date or at any particular time.

Neither CSI nor any of its affiliates (including their respective officers, employees and delegates) shall be under any liability to any party on account of any loss suffered by such party (however such loss may have been incurred) in connection with anything done, determined, interpreted, amended or selected (or omitted to be done, determined or selected) by it in connection with the Credit Suisse RavenPack AIS Index. Without prejudice to the generality of the foregoing, neither CSI nor any of its affiliates shall be liable for any loss suffered by any party as a result of any determination, calculation, interpretation, amendment or selection it makes (or fails to make) in relation to the construction or the valuation of the Credit Suisse RavenPack AIS Index and, once made, neither CSI nor any of its affiliates shall be under any obligation to revise any calculation, determination, amendment, interpretation and selection made by it for any reason. Neither CSI nor any of its affiliates makes any warranty or representation whatsoever, express or implied, as to the results to be obtained from the use of the Credit Suisse RavenPack AIS Index, or as to the performance and/or the value thereof at any time (past, present or future).

The strategy underlying the Credit Suisse RavenPack AIS Index (the “AIS Index Strategy”) is a proprietary strategy of the Index Administrator. The AIS Index Strategy is subject to change at any time by the Index Administrator, in accordance with the relevant provisions of the Credit Suisse RavenPack AIS Index methodology or otherwise as required by applicable law and regulations. Neither CSI nor its affiliates shall be under any liability to any party on account of any loss suffered by such party in connection with any change in any such strategy, or determination or omission in respect of such strategy.

Neither CSI nor any of its affiliates is under any obligation to monitor whether or not an Index Disruption Event has occurred and shall not be liable for any losses resulting from (i) any determination that an Index Disruption Event has occurred or has not occurred, (ii) the timing relating to the determination that an Index Disruption Event has occurred or (iii) any actions taken or not taken by CSI or any of its affiliates as a result of such determination.

Unless otherwise specified, CSI shall make all calculations, determinations, amendments, interpretations and selections in respect of the Credit Suisse RavenPack AIS Index. Neither CSI nor any of its affiliates (including their respective officers, employees and delegates) shall have any responsibility for good faith errors or omissions in its calculations, determinations, amendments, interpretations and selections as provided in the Credit Suisse RavenPack AIS Index methodology. The calculations, determinations, amendments, interpretations and selections of CSI shall be made by it in accordance with the Credit Suisse RavenPack AIS Index methodology, acting in good faith and in a commercially reasonable manner and (where there is a corresponding applicable regulatory obligation) shall take into account whether fair treatment is achieved by any such calculation, determination, amendment, interpretation and selections in accordance with its applicable regulatory obligations (having regard in each case to the criteria stipulated herein and (where relevant) on the basis of information provided to or obtained by employees or officers of CSI responsible for making the relevant calculations, determinations, amendments, interpretations and selections). For the avoidance of doubt, any calculations or determinations made by CSI under the Credit Suisse RavenPack AIS Index methodology on an estimated basis may not be revised following the making of such calculation or determination.

No person may reproduce or disseminate the level of the Credit Suisse RavenPack AIS Index or this underlying supplement without the prior written consent of CSI or its affiliates (where applicable). This underlying supplement not intended for distribution to, or use by any person in a jurisdiction where such distribution or use is prohibited by law or regulation. No one other than CSI or its affiliates (where applicable) is permitted to use the Credit Suisse RavenPack AIS Index or this underlying supplement in connection with the writing, trading, marketing, or promotion of any financial instruments or products or to create any indices.

This underlying supplement is subject to mandatory provisions of applicable law and regulation which apply to the Index Administrator or the Index Calculation Agent and nothing in this underlying supplement shall exclude or limit liability to the extent such exclusion or limitation is not permitted by such law or regulation.

The Index Administrator may make any change or modification to the Credit Suisse RavenPack AIS Index which may be necessary for the purposes of ensuring compliance by the Index Administrator with its obligations under the BMR and any successor or additional benchmarks legislation or regulation applicable in the United Kingdom. The Index Administrator may determine such change or modification to be “necessary” if CSI or its affiliates are unable, after using commercially reasonable efforts, to comply with such obligations.

License Agreement with S&P

The Credit Suisse RavenPack Artificial Intelligence Sentiment Index (the “Strategy”) is the property of Credit Suisse International, which has contracted with S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC) to license the use of the S&P Sector TR Indices in connection with the Strategy. The S&P Sector TR Indices are the property of S&P Dow Jones Indices, its affiliates and/or their third party licensors. S&P® is a registered trademark of Standard & Poor’s Financial Services LLC, and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC. The Strategy is not sponsored by S&P Opco, LLC, S&P Dow Jones Indices LLC, their affiliates, including Standard & Poor’s Financial Services LLC, or their third party licensors, including Dow Jones Trademark Holdings LLC (collectively, “S&P Dow Jones Indices”).

The securities based on the Strategy are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices. S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Strategy to track general market performance. S&P Dow Jones Indices’ only relationship to Credit Suisse International with respect to the Strategy is the licensing of the S&P Sector TR Indices, certain trademarks, service marks and trade names of S&P Dow Jones Indices. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities may converted into cash or other redemption mechanics. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the securities. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within the Strategy or the S&P Sector TR Indices is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE STRATEGY, S&P 500 SECTOR INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION WITH RESPECT THERETO, INCLUDING, ORAL, WRITTEN, OR ELECTRONIC COMMUNICATIONS. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY CREDIT SUISSE INTERNATIONAL, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE STRATEGY, S&P 500 SECTOR INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE

FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME, OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.

S&P Sector TR Index Methodology

S&P Dow Jones Indices develops, calculates and maintains each S&P Sector TR Index. We have not participated in the preparation of the information in this section or made any due diligence inquiry with respect to any S&P Sector TR Index or S&P Dow Jones Indices. We cannot give any assurance that S&P Dow Jones Indices has publicly disclosed all events occurring prior to the date of the applicable pricing supplement that may affect the level of any S&P Sector TR Index (and therefore the level of any such S&P Sector TR Index at the time we price the securities, as applicable). Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning S&P Dow Jones Indices could affect the interest, payment at maturity or any other amounts payable, if any, on the securities, as applicable, and therefore the market value of the securities in the secondary market, if any.

The eleven S&P Sector TR Indices are as follows:

(1)	S&P 500® Consumer Discretionary Sector TR Index—The S&P 500® Consumer Discretionary Sector TR Index comprises those companies included in the S&P 500® Index that are from the following industries: auto components; automobiles; household durables; leisure products; textiles, apparel and luxury goods; hotels, restaurants and leisure; diversified consumer services; media; distributors; multiline retail; and specialty retail.

(2)	S&P 500® Consumer Staples Sector TR Index—The S&P 500® Consumer Staples Sector TR Index comprises those companies included in the S&P 500® Index that are from the following industries: food and staples retailing; beverages; food products; tobacco; household products; and personal products.

(3)	S&P 500® Energy Sector TR Index—The S&P 500® Energy Sector TR Index comprises those companies included in the S&P 500® Index that are from the following industries: energy equipment and services; and oil, gas and consumable fuels.

(4)	S&P 500® Financials Sector TR Index—The S&P 500® Financials Sector TR Index comprises those companies included in the S&P 500® Index that are from the following industries: banks; thrifts and mortgage finance; diversified financial services; consumer finance; capital markets; and insurance.

(5)	S&P 500® Health Care Sector TR Index—The S&P 500® Health Care Sector TR Index comprises those companies included in the S&P 500® Index that are from the following industries: health care equipment and supplies; health care providers and services; health care technology; biotechnology; pharmaceuticals; and life sciences tools and services.

(6)	S&P 500® Industrials Sector TR Index—The S&P 500® Industrials Sector TR Index comprises those companies included in the S&P 500® Index that are from the following industries: aerospace and defense; building products; construction and engineering; electrical equipment; industrial conglomerates; machinery; trading companies and distributors; commercial services and supplies; professional services; air freight and logistics; airlines; marine; road and rail; and transportation infrastructure.

(7)	S&P 500® Information Technology Sector TR Index—The S&P 500® Information Technology Sector TR Index comprises those companies included in the S&P 500® Index that are from the following industries: internet software and services; IT services; software; communications equipment; technology hardware, storage and peripherals; electronic equipment, instruments and components; and semiconductors and semiconductor equipment.

(8)	S&P 500® Materials Sector TR Index—The S&P 500® Materials Sector TR Index comprises those companies included in the S&P 500® Index that are from the following industries: chemicals; construction materials; containers and packaging; metals and mining; and paper and forest products.

(9)	S&P 500® Real Estate (Sector) Index Total Return*—The S&P 500® Real Estate (Sector) Index Total Return comprises those companies included in the S&P 500® Index that are from the following industries: Equity Real Estate Investment Trusts (REITs); and real estate management and development.

(10)	S&P 500® Telecommunication Services Sector TR Index—The S&P 500® Telecommunication Services Sector TR Index comprises those companies included in the S&P 500® Index that are from the following industries: diversified telecommunication services; and wireless telecommunication services.

(11)	S&P 500® Utilities Sector TR Index—The S&P 500® Utilities Sector TR Index comprises those companies included in the S&P 500® Index that are from the following industries: electric utilities; gas utilities; multi-utilities; water utilities; and independent power and renewable electricity producers.

*	The S&P 500® Real Estate (Sector) Index Total Return did not exist as a distinct S&P Sector TR Index prior to September 19, 2016. Thus, the first Rebalance Date (as defined herein) on which such S&P Sector TR Index was eligible for selection by the Credit Suisse RavenPack AIS Index was in December 2016.

Criteria for Inclusion in the S&P Sector TR Indices

As of July 31, 2017, the securities of companies with multiple share class structures are no longer eligible to be added to an S&P Sector TR Index. Existing S&P Sector TR Index constituents with multiple share class structures are grandfathered in and will remain in the S&P Sector TR Index. The change also does not affect any new public company spun off from a current constituent of an S&P Sector TR Index. Non-S&P Sector TR Index companies with multiple share class structures that acquire S&P Sector TR Index constituents are not eligible for inclusion in an S&P Sector TR Index. If a constituent company of an S&P Sector TR Index reorganizes into a multiple share class structure, that company will remain in such S&P Sector TR Index at the discretion of the S&P Sector TR Index’s index committee (whose members are full-time professional members of S&P Dow Jones Indices’ staff) in order to minimize turnover.

In order to be included in the S&P Sector TR Indices, the stock must meet the following criteria:

•	the issuer must have an unadjusted market capitalization of $6.1 billion or more. S&P Dow Jones Indices periodically reviews the market capitalization requirements so as to ensure consistency with market conditions. For spin-offs, S&P Dow Jones Indices determines index membership eligibility using when-issued prices, if available;

•	the ratio of annual dollar value traded (defined as average closing price over the period multiplied by historical volume) to float adjusted market capitalization should be at least 1.00, and the stock must trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date;

•	the issuer of the stock must be a U.S. company (to determine whether an issuer is a U.S. company, S&P Dow Jones considers a number of factors, including the location of the company’s operations, corporate structure, accounting standards and exchange listings);

•	the issuer’s market capitalization is at least 50% publicly floated;

•	S&P Dow Jones Indices must find the issuer to be financially viable. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (“GAAP”) earnings (net income excluding discontinued operations) should be positive, as should the most recent quarter;

•	issuers should trade their initial public offerings on an eligible exchange for at least 12 months before S&P Dow Jones Indices will consider them for addition to an S&P Sector TR Index, however issuers do not need to season their spin-offs or in-specie distributions from existing constituents for 12 months prior to their inclusion in an S&P Sector TR Index; and

•	eligible securities are the common stock of U.S. companies with a primary listing on one of the following U.S. exchanges:

NYSE	Nasdaq Capital Market
NYSE Arca	Bats BZX
NYSE American	Bats BYX
Nasdaq Global Select Market	Bats EDGA
Nasdaq Select Market	Bats EDGX
Investors Exchange

Ineligible exchanges include:

OTC Bulletin Board	Pink Sheets

Eligible organizational structures and share types are:

Corporations (including equity and mortgage REITS)	Common Stock (i.e., shares)

Ineligible organizational structures and share types include:

Business development companies	Preferred stock
Limited partnerships	Convertible preferred stock
Master limited partnerships	Unit trusts
Limited liability companies (“LLCs”)	Equity warrants
Closed-end funds	Convertible bonds
ETFs	Investment trusts
ETNs	Rights
Royalty trusts	American Depositary Receipts (“ADRs”)
Tracking Stocks	Companies with multiple share class structures

S&P Dow Jones Indices can remove a company from an S&P Sector TR Index if such company substantially violates one or more of the criteria for inclusion, or if the company is involved in a merger, acquisition or restructuring such that it no longer meets the inclusion criteria.

S&P Dow Jones Indices periodically evaluates and updates the sector representation for the S&P 500® Index based on activity in the U.S. economy. Updates to the sector representation for the S&P 500® Index result in equivalent updates to the sector representation in the S&P Sector TR Indices. S&P and MSCI, Inc. have announced that they expect to update the Global Industry Classification Sector structure after the close of business on September 28, 2018. Among other things, S&P and MSCI, Inc. expect to broaden the current Telecommunications Services sector and rename it the Communication Services sector. S&P and MSCI, Inc. expect the renamed sector to include the existing telecommunication companies, as well as companies selected from the Consumer Discretionary sector currently classified under the Media Industry Group and the Internet & Direct Marketing Retail sub-industry, along with select companies currently classified in the Information Technology sector. Further, S&P and MSCI, Inc.

expect to include companies that operate online marketplaces for consumer products and services under the Internet & Direct Marketing sub-industry of the Consumer Discretionary sector, regardless of whether they hold inventory.

Calculation of the S&P Sector TR Indices

On March 21, 2005, S&P Dow Jones Indices began to calculate the S&P Sector TR Indices based on a half float adjusted formula, and on September 16, 2005, the S&P Sector TR Indices became fully float adjusted. S&P Dow Jones Indices’ criteria for selecting stocks for the S&P Sector TR Index Indices has not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P Sector TR Indices (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P Sector TR Index Indices reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

On September 21, 2012, S&P Dow Jones Indices removed all shareholdings with a position greater than 5% of a stock’s outstanding shares, other than holdings by “block owners,” from the float for purposes of calculating the S&P 500® Index. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock or government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. S&P Dow Jones Indices will ordinarily consider holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile (e.g., ADRs, CDIs and Canadian exchangeable shares) are normally part of the float unless those shares form a control block. If a company has more than one class of stock outstanding, S&P Dow Jones Indices will treat shares in an unlisted or non-traded class as a control block.

S&P Dow Jones Indices includes all publicly listed multiple share class lines separately in its float market cap weighted indices subject to liquidity and float criteria currently in place for each index. Index membership eligibility for a company with multiple share class lines is based on the total market capitalization of the company. The decision to include each publicly listed share class is evaluated line by line; the weight of each line will only reflect its own float, not the combined float of all company lines. It is possible that S&P Dow Jones Indices may include one listed share class line in an S&P Sector TR Index while S&P Dow Jones Indices excludes a second listed share class line of the same company. S&P Dow Jones Indices does not combine unlisted share class lines with any listed share class lines, but S&P Dow Jones Indices does include these unlisted share class lines when computing company total market capitalization. For companies that issue a second publicly traded share class to index share class holders, S&P Dow Jones Indices will consider the newly issued share class line for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

S&P Dow Jones Indices calculates the S&P Sector TR Indices using a base-weighted aggregate methodology: the level of the relevant S&P Sector TR Index reflects the total market value of all component stocks relative to such S&P Sector TR Index’s base period.

S&P Dow Jones Indices uses an indexed number to represent the results of this calculation in order to make the value easier to work with and track over time.

S&P Dow Jones Indices computes the daily calculation of the S&P Sector TR Indices by dividing the sum of the investable weight factor (“IWF”) multiplied by both the price and the total shares outstanding for each stock (i.e., the aggregate market value) by the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P Sector TR Indices, it is the only link to the original base period level of the S&P Sector TR Indices.

S&P Sector TR Index Maintenance

S&P Sector TR Index maintenance includes monitoring and completing the adjustments for company additions and deletions, rights issues, share buybacks and issuances and spin-offs. S&P Dow Jones Indices makes changes to the S&P Sector TR Indices on an as-needed basis. There is no annual or semi-annual reconstitution. Rather, S&P Dow Jones Indices can make changes in response to corporate actions and market developments at any time. S&P Dow Jones Indices typically announces constituent changes one to five days before they S&P Dow Jones Indices schedules the changes to be implemented.

To prevent the level of the S&P Sector TR Indices from changing due to corporate actions, all corporate actions that affect the total market value of the S&P Sector TR Indices require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P Sector TR Indices remains constant. This helps maintain the level of the S&P Sector TR Indices as an accurate barometer of stock market performance and ensures that the movement of the S&P Sector TR Indices does not reflect the corporate actions of individual companies in the S&P Sector TR Indices. S&P Dow Jones Indices makes all S&P Sector TR Index divisor adjustments after the close of trading based on closing prices. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P Sector TR Indices and do not require index divisor adjustments.

The table below summarizes the types of S&P Sector TR Index maintenance adjustments and indicates whether or not S&P Dow Jones Indices requires an S&P Sector TR Index divisor adjustment.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Company added/deleted	Net change in market value determines the divisor adjustment.	Yes
Change in shares outstanding	Any combination of secondary issuance, share repurchase or buyback – share counts revised to reflect change.	Yes
Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No
Spin-off	If the spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes
Spin-off	Spun-off company added to the index, no company removed from the index.	No
Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes
Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes
Special dividend	When a company pays a special dividend, S&P Dow Jones Indices assumes the share price drops by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Any change to the stocks in an S&P Sector TR Index that alters the total market value of such S&P Sector TR Index while holding stock prices constant will require a divisor adjustment.

A large part of the S&P Sector TR Index maintenance process involves tracking the changes in the number of shares outstanding of each of the companies included in each S&P Sector TR Index. Four times a year, on a Friday close to the end of each calendar quarter, S&P Dow Jones Indices updates the share totals of companies in the S&P Sector TR Indices as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the index. S&P Dow Jones Indices makes changes in a company’s total shares outstanding of at least 5% due to public offerings as soon as reasonably possible. S&P Dow Jones Indices makes other changes of at least 5% (for example, due to tender offers, Dutch auctions, voluntary exchange offers, company stock repurchases, private placements, acquisitions of private companies or non-index companies that do not trade on a major exchange, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, at-the-market stock offerings or other recapitalizations) weekly, and S&P Dow Jones Indices announces the changes on Fridays for implementation after the close of trading the following Friday (one week later). If an exchange holiday/closure falls on a Friday, S&P Dow Jones Indices will make the weekly share change announcement the day before the exchange holiday/closure, and the implementation date will remain after the close of trading the following Friday (i.e., one week later).

THE FIXED INCOME INDICES

All disclosure contained in this underlying supplement regarding the Credit Suisse 10-Year U.S. Treasury Note Futures Index (the “10Y Fixed Income Index”) and the Credit Suisse 2-Year U.S. Treasury Note Futures Index ( the “2Y Fixed Income Index,” and together with the 10Y Fixed Income Index, the “Fixed Income Indices”) including, without limitation, their make-up, method of calculation and changes to their components, has been derived from information prepared by Credit Suisse Securities (Europe) Limited. Credit Suisse Securities (Europe) Limited, as the sponsor of the Fixed Income Indices (in such capacity, the “Index Sponsor”), controls the policies of the Fixed Income Indices. Credit Suisse International, as the calculation agent for the Fixed Income Indices (in such capacity, the “Index Calculation Agent”), is responsible for calculating the Fixed Income Indices. However, the Index Sponsor and the Index Calculation Agent may delegate to a third party some or all of their functions in respect of the Fixed Income Indices. A committee whose membership comprises personnel from Credit Suisse (the “Index Committee”) governs the Fixed Income Indices. The Index Committee is responsible for approving certain actions in calculating and maintaining the Fixed Income Indices as described herein. The Index Calculation Agent will consult the Index Committee as necessary on matters of interpretation in calculating the Fixed Income Indices. None of the Index Sponsor, the Index Calculation Agent or the Index Committee has any obligation to take the needs of any investor in the securities, CSI, Credit Suisse Securities (Europe) Limited or any of their clients into consideration in determining, composing, calculating or publishing the Fixed Income Indices or any of the components of the Fixed Income Indices.

Futures Contracts Generally

The Fixed Income Indices are futures–based indices. This section provides a brief description of futures contracts generally.

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today. If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000. If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain. Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April. This is because a futures contract is a “leveraged” way to invest in the underlying asset. In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price. A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery. The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”). For example, if January’s futures price is $1,000, January’s spot price may be $975. If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975). The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost. Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract. The amount of this financing cost is expected to increase as general market interest rates increase.

Futures Markets

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. Futures contracts traded on regulated futures exchanges are referred to as exchange-traded futures contracts. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the underlying asset or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but may be as low as 5% or less of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return that may be realized from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent payments on a daily basis as the price of the futures contract fluctuates.

Futures contracts are traded on organized exchanges, known as “contract markets” in the United States, through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house. The clearing house guarantees the performance of each clearing member which is a party to the futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.” For example, a market participant with a long position in a November futures contract that wishes to maintain a position in the nearest delivery month will, as the November futures contract nears expiration, sell the November futures contract, which serves to close out the existing long position, and buy a December futures contract. This will “roll” the November position into a December position, and, when the November futures contract expires, the market participant will still have a long position in the nearest delivery month.

U.S. contract markets, as well as brokers and market participants, are subject to regulation by the CFTC.

Overview

The Fixed Income Indices are designed to track the performance of notional long investments in two- and ten-year U.S. Treasury note futures contracts, as applicable (the “Fixed Income Index Components”). At any given time, each of the Fixed Income Indices is composed of one Index Component, each a sovereign bond future. The Fixed Income Index Components, the exchange on which they trade and their Bloomberg ticker symbols are listed in the table below:

Fixed Income Index Component	Type	Exchange	Bloomberg Symbol
2-Year U.S. Treasury Note Futures	Sovereign Bond Futures	Chicago Mercantile Exchange (“CME”)	TU
10-Year U.S. Treasury Note Futures	Sovereign Bond Futures	CME	TY

The Fixed Income Index Components are futures contracts with a $100,000 notional principal amount that are traded on the CME. 2-Year U.S. Treasury Note Futures require the delivery of U.S. Treasury notes with an original term to maturity of not more than five years and three months and a remaining term to maturity of not less than one year and nine months from the first day of the delivery month and a remaining term to maturity of not more than two years from the last day of the delivery month. 10-Year U.S. Treasury Note Futures require the delivery of U.S. Treasury notes with a remaining term to maturity of at least six and a half years, but not more than ten years, from the first day of the delivery month. U.S. Treasury notes are United States government debt securities issued by the United States Treasury.

Subject to a Fixed Income Index Disruption Event (as defined herein), the Fixed Income Indices are calculated in U.S. dollars (“USD”) and published daily on Bloomberg under the ticker symbols “CSRFTUUE” and “CSRFTYUE.” The closing levels of the Fixed Income Indices for each trading day are published by 6:30 p.m. (New York City time) on each such day.

General Fixed Income Indices Terms

The “Active Futures Contract” for any Fixed Income Index Component at any given time is the futures contract upon which the level of such Index Component is determined at such time.

A “Fixed Income Index Business Day” is, in respect of the Fixed Income Indices, any day which is both a “London Business Day” and a “Local Trading Day” with respect to the relevant Index Component.

A “Fixed Income Index Calculation Day” is, in respect of the Fixed Income Indices, any day which is a Local Trading Day with respect to the relevant Index Component.

The “Fixed Income Index Value” of a Fixed Income Index is the value of such Fixed Income Index as published and calculated by the Index Sponsor.

The “level” of a Fixed Income Index Component is the closing level or Settlement Price, as applicable, of such Index Component. The level of any Fixed Income Index Component will be determined based on different futures contracts at different times.

A “Local Trading Day” is, in respect of a Fixed Income Index Component, any day that the financial market in which such Index Component trades or is priced, is open, and for which such Index Component is scheduled to be assigned a “Settlement Price.”

A “London Business Day” is any day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposit) in London, United Kingdom.

A “Settlement Price” is, in respect of a Fixed Income Index Component, the official settlement price (however described under the rules of the CME or its clearing house) published by the CME or its clearing house for the relevant futures contract.

Calculation of the Fixed Income Indices

Excess Return Fixed Income Index Value

An “Excess Return Index” is a version of either of the Fixed Income Indices, denominated in USD, for which the return exceeds a funding rate and for which cash earns no interest rate.

Calculation of Units

With respect to any Fixed Income Index Calculation Day (t), the number of units held in the is calculated in accordance with the following formula:

Where:

is the units held in .

is the invested contract of on Fixed Income Index Calculation Day (t). For the avoidance of doubt, where Fixed Income Index Calculation Day (t) is a Roll Date, refers to the invested contract prior to any roll, i.e. the front month contract.

is the “Excess Return Fixed Income Index Value” (as defined herein) of Excess Return Index i denominated in U.S. Dollars on Roll Date .

is the Settlement Price of on Roll Date .

is, in respect of any Fixed Income Index Calculation Day (t), the Roll Date of immediately preceding such Fixed Income Index Calculation Day (t), provided that prior to the first Roll Date, shall be the Index Start Date of Index i.

Thus, the number of units held in the investment contract of any Fixed Income Index Component on a Fixed Income Index Calculation Day is the quotient of (a) the “Excess Return Fixed Income Index Value” (as defined herein) of the Excess Return Index that corresponds with such Index Component on a particular Roll Date and (b) the Settlement Price of such Index Component’s investment contract on such Roll Date.

Fixed Income Index Component Performance

With respect to any Fixed Income Index Calculation Day (t), the Fixed Income Index Component Performance of (“”) is calculated according to the following formula:

Where:

is the Fixed Income Index Component Performance of on Fixed Income Index Calculation Day (t).

is the Settlement Price of on Fixed Income Index Calculation Day (t).

is the Settlement Price of on Fixed Income Index Calculation Day (t – 1).

Thus, the Fixed Income Index Component Performance of the investment contract of any Fixed Income Index Component on a Fixed Income Index Calculation Day is the product of (a) the number of units held in such investment contract and (b) the difference of (1) the Settlement Price of such investment contract on such Fixed Income Index Calculation Day and (2) the Settlement Price of such investment contract on the immediately preceding Fixed Income Index Calculation Day.

Excess Return Fixed Income Index Value Calculation

With respect to any Fixed Income Index Calculation Day (t), the Excess Return Fixed Income Index Value of Excess Return Index i (“”) is calculated according to the following formula:

Where:

is the Excess Return Fixed Income Index Value of Excess Return Index i denominated in USD on Fixed Income Index Calculation Day (t).

is the Excess Return Fixed Income Index Value of Excess Return Index i denominated in USD on Fixed Income Index Calculation Day (t – 1).

is the Fixed Income Index Component Performance of on Fixed Income Index Calculation Day (t).

Thus, the Excess Return Fixed Income Index Value of an Excess Return Index on a Fixed Income Index Calculation Day is the sum of (a) the Excess Return Fixed Income Index Value of such Excess Return Index on the immediately preceding Fixed Income Index Calculation Day and (b) the Fixed Income Index Component Performance of the investment contract of the Index Component of such Excess Return Index on the Fixed Income Index Calculation Day.

The Roll Date

On a “Roll Date” (as defined herein) for any Fixed Income Index Component, that Index Component will “roll out” of the futures contract that is about to expire and “roll into” a futures contract with a later expiration date, which will be the active futures contract of that Index Component until the next roll date. At the close of the “Index Start Date” of either Fixed Income Index, such Index i invests 100% of its notional positions in the relevant Index Component i (the “ICi”) front month futures contract, such contract being the invested contract. The “Index Start Date” was December 19, 1990 for the 2Y Index and June 20, 1990 for the 10Y Index.

Then, at the close of each roll date, the Index i transfers 100% of its notional positions from the ICi front month futures contract, to the ICi next maturing futures contract, such contract becoming the invested contract.

With respect to each Index i, the “Roll Date” for a Fixed Income Index Component is:

(1)	A Fixed Income Index Business Day with respect to such Index i; and

(2)	A number r (being equal to the “Roll Interval” with respect to the relevant Fixed Income Index) of Fixed Income Index Business Days prior to the “Trigger Date” of the relevant Index Component. The “Roll Interval” of both the 2Y and 10Y Indices is 2. A “Trigger Date,” in respect of a Fixed Income Index Component, is the earlier of (i) such Index Component’s last trading date and (ii) its first notice date. For the purpose of identifying the Roll Date, where the Trigger Date falls on a day which is not a Fixed Income Index Business Day, the Trigger Date shall be the immediately preceding Fixed Income Index Business Day.

If a “Disrupted Day” (as defined herein) occurs on the Roll Date, the Roll Date is postponed to the next following Fixed Income Index Business Day which is not a Disrupted Day, provided that the Roll Date may not fall on a date later than the Trigger Date of the relevant Index Component. If the Roll Date is postponed to such Trigger Date and such Trigger Date is a Disrupted Day, the Index Sponsor may determine, in good faith and in a commercially reasonable manner, the ICi Settlement Price for the relevant futures contract, and such Trigger Date will be the Roll Date notwithstanding that such date is a Disrupted Day.

Fixed Income Index Precision

The Fixed Income Index Values will be rounded to two decimal places when published and all subsequent Fixed Income Index Values refer to the preceding rounded Fixed Income Index Value.

The Chicago Mercantile Exchange

The CME is a U.S. financial and commodity derivatives exchange based in Chicago. It was founded in 1898 as the Chicago Butter and Egg Board, an agricultural commodities exchange. In 1992, CME introduced Globex as the first global electronic trading system for futures and options. This system did not replace the traditional open outcry system, but has been used alongside it in order to enhance trading efficiency and extend trading hours. In 2002, CME became the first exchange in the United States to issue shares, listing on the New York Stock Exchange and the Nasdaq under the ticker symbol CME. In 2007, CME merged with the Chicago Board of Trade to become a designated contract market of the CME Group Inc. On August 22, 2008, CME Group Inc. has completed the acquisition of NYMEX Holdings, Inc. CME trades several types of financial instruments: interest rates, equities, currencies and commodities. It also offers trading in alternative investments, such as weather and real estate derivatives.

Relationship Between the CME and Credit Suisse AG

THE CME DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PRICES OF THE FIXED INCOME INDEX COMPONENTS AND SHALL HAVE NO LIABILITY FOR ANY

ERRORS, OMISSIONS OR INTERRUPTIONS THEREOF. THE CME MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PRICES OF THE FIXED INCOME INDEX COMPONENTS. THE CME MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PRICES OF THE FIXED INCOME INDEX COMPONENTS. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CME HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Fixed Income Index Disruptions

On any Fixed Income Index Business Day, if, in the determination of the Index Sponsor, a Fixed Income Index Disruption Event has occurred or is continuing in respect of any Fixed Income Index Component or any Fixed Income Index (each such day, a “Disrupted Day”), the Index Sponsor may (a) in respect of such Disrupted Day (i) suspend the calculation and publication of a Fixed Income Index Value and/or (ii) determine a Fixed Income Index Value on the basis of estimated or adjusted data and publish an estimated level of a Fixed Income Index Value and/or (b) following such Disrupted Day, take any action including but not limited to designation of alternative price sources, reconstitution of any Fixed Income Index so disrupted or temporary close-out of positions.

Each of the following events, as determined by the Index Sponsor, is an “Fixed Income Index Disruption Event”:

(a)	a closure of the money markets denominated in USD as determined by the Index Sponsor other than for ordinary public holidays, or a restriction or suspension in trading in these markets that would materially impact the determination or calculation of any Fixed Income Index and any Fixed Income Index Value;

(b)	the failure, suspension or postponement of any calculation in respect of any Fixed Income Index Calculation Day, any event resulting in a breakdown in any means of communication or a procedure normally used to enable the determination of a Fixed Income Index Value, any other event, in the determination of the Index Sponsor preventing the prompt or accurate determination of a Fixed Income Index Value, or the Index Sponsor concludes that as a consequence of any such event that the last reported Fixed Income Index Value should not be relied upon; and

(c)	the occurrence, in respect of any futures contract or other instrument or rate referenced in the calculation of the Fixed Income Indices, of (i) any suspension of or limitation imposed on trading by the CME or another trading facility, (ii) the closure of the CME or another trading facility before its scheduled closing time, or (iii) any other event that disrupts or impairs, as determined by the Index Sponsor, the ability of market participants in general to effect transactions in, or obtain market values for, the relevant contract.

Index Sponsor

The Index Sponsor will be the final authority as to the manner in which the Fixed Income Indices are calculated and constructed and the manner in which the Fixed Income Index calculations are interpreted. The Index Sponsor has informed us that it intends to apply all such calculations in a reasonable manner, and, in doing so, may rely upon various sources of information (including futures prices). However, the Index Sponsor has no obligation to take the needs of Credit Suisse, CSSU or any of their clients or customers into consideration in determining, composing, calculating or publishing the Fixed Income Indices.

Discontinuation of a Fixed Income Index Component

A Fixed Income Index Component is “discontinued” if (i) the CME discontinues publishing the price of the Index Component, or (ii) the “Fixed Income Index Committee” (which is a group composed of senior management of Credit Suisse that has responsibility for approving certain actions under the calculation of the Fixed Income Indices) concludes that the cost of maintaining the right to use the Index Component and its related data is no longer commercially reasonable. In the event that a Fixed Income Index Component is permanently discontinued or otherwise unavailable, if the Index Sponsor determines in its sole discretion that a successor or substitute Index

Component (the “Successor Index Component”) is published and is comparable to the discontinued Index Component, then the Index Sponsor may substitute the Successor Index Component for the discontinued Index Component in its calculation of a Fixed Income Index.

Amendment of the Calculation of the Fixed Income Indices

The Index Sponsor may in consultation with the Fixed Income Index Committee, supplement, amend (in whole or in part), revise, rebalance or withdraw any Fixed Income Index at any time if (i) in the determination of the Index Sponsor, a Fixed Income Index is no longer calculable pursuant to the methods of calculation herein, (ii) a change to the calculation of the Fixed Income Indices is required to address an error, ambiguity or omission, (iii) any Fixed Income Index Component is permanently discontinued (as defined herein) or unavailable or (iv) the Index Sponsor determines that an “Fixed Income Extraordinary Event” (as defined herein) has occurred. Such a supplement, amendment, revision, rebalance or withdrawal may lead to a change in the way the Fixed Income Indices are calculated or constructed. These changes may include, without limitation, substitution of a Fixed Income Index Component, an index roll on a date that is not a Roll Date, or changes to the purpose or aims of the Fixed Income Indices.

“Fixed Income Extraordinary Event” means any of the following circumstances:

(a)	a change in either (i) the liquidity of any Fixed Income Index Component or (ii) the trading volume, terms or listing of any Fixed Income Index Component;

(b)	a change in any applicable law or regulation, or any decision or promulgation of any change in the interpretation by any court, tribunal or regulatory authority of any applicable law or regulation;

(c)	any event or circumstance that means the value of a Fixed Income Index Component is, in the determination of the Index Sponsor, unreliable;

(d)	a change in the method by which the value of a Fixed Income Index Component is calculated;

(e)	any event that, in the determination of the Index Sponsor, has a material adverse effect on the ability of the Index Sponsor (or any of its affiliates) to establish, maintain, value, rebalance or unwind a hedge position in relation to an investment product linked to a Fixed Income Index; or

(f)	any other event which, in the sole determination of the Index Sponsor, (i) has a material impact on its ability to perform its duties, (ii) serves to frustrate the purpose or aims of the Fixed Income Indices (for example, if the Index Sponsor determines at any time that there is a material risk of a Fixed Income Index Value becoming negative) or (iii) constitutes commercially reasonable grounds for the termination of a Fixed Income Index;

which, in the case of each of (a) – (d) herein, has or will have a material effect on any Fixed Income Index as determined by the Index Sponsor in its sole discretion.